Exhibit 99.1

Carbon Green, Inc.

A Start Up Corporate Specific Market Valuation

The undersigned Economist, as requested, conducted a summary review of the projected / initial operations of Carbon Green NA (“Carbon") in order to formulate his own independent opinion regarding a “Specific Market Valuation” ("SMV") of the company, per the terms and conditions of a Letter Agreement dated February 7, 2011. As of the valuation date (March 31, 2011) the company, is a company that has recently privatized after being public company listed to trade on the over the counter bulletin board. An economist or analyst seeking to determine a Specific Market Valuation of the organization, cannot look at the local newswire service to determine the valuation of the company on a given day. If this were possible, the analyst could simply multiply the number of shares issued by the then-existing stock price in order to compute a Specific Market Value of the organization.

However, in the direct matter at hand, the operations of Carbon Green, that is presently under analysis, namely a proposed business model to develop and implement a commercial process for recycling used tires into valuable end products that can be reused in manufacturing new tires, is to be developed, owned and operated, in part by Hunt has not yet been fully been demonstrated in the overall corporate market and in the stream of business and commerce. However, when certain projections and overall economic / financial data are combined with current economic / financial / marketplace conditions and the utilization and reliance upon appropriate valuation techniques, this allows an analyst, such as the undersigned, to create a Specific Market Valuation that is independently ascertained as of a given date.

General Merger Background

On January 19, 2010, Tombstone Technologies, Inc., a Colorado corporation and its wholly owned subsidiary Hunt Acquisition Corp. entered into an Agreement and Plan of Merger with Hunt Global Resources, Inc., a Texas corporation.

Carbon Green, Inc.

A Start Up Specific Market Valuation

The Merger Agreement and the acquisition agreed to was closed on October 29, 2010. At the closing, Hunt stockholders exchanged 91.0% of its outstanding shares for Tombstone stock and Hunt was merged into Merger Sub, with Hunt as the surviving entity. The company anticipates that the remaining 9.0% of stockholders will exchange their shares or exercise dissenter's rights. The transaction was structured as a reverse merger whereby the shareholders of Hunt were issued Common and Preferred Stock that will result in ownership of approximately 94.6% of the issued and outstanding stock of Tombstone on a fully diluted as-converted basis (after the remaining 9.0% of its outstanding shares are exchanged). As a result, Hunt stockholders and management own a controlling interest in the combined company.

Upon completion of the exchange of the remaining 9.0% of Hunt shares, this transaction resulted in the issuance of Tombstone shares as follows:

29,000,000 shares of restricted Common Stock of Tombstone to the holders of Hunt Common Stock and Hunt Preferred Stock;

125,000 shares of a new series of Class A Convertible Preferred Stock of Tombstone to certain holders of Hunt Common Stock (having a conversion ratio of one share of Preferred Stock to 208 shares of Common Stock of Tombstone);

125,000 shares of a new series of Class B Convertible Preferred Stock of Tombstone to the "Controlling Stockholders" of Hunt Common Stock (having a conversion ratio of one share of Preferred Stock for 248 shares of Common Stock of Tombstone and having a quarterly dividend of $0.56 per share); and

A reserve for issuance of an additional 10,265,999 additional shares of Tombstone Common Stock for the exercise of Tombstone stock options for 1,689,999 shares of Tombstone Common Stock that have been extended for two years and the exercise of Hunt warrants for 8,576,000 shares of Hunt Common Stock.

The holders of 7,436,000 shares of Hunt Preferred Stock and warrants to purchase 8,576,000 shares of Hunt Common Stock were converted into restricted Tombstone Common Stock and Warrants on a one for one basis. The Controlling Stockholders of Hunt (Jewel and Lisa Hunt and George Sharp via Crown Financial) converted a substantial portion of their Hunt Common Stock into Tombstone Class B Preferred Stock and will be required to hold such shares for two years unless the Tombstone Common Stock achieves a $7.00 trading price for 10 consecutive trading days. The remaining shares of outstanding Hunt Common Stock were converted into a combination of Tombstone Common Stock and Class A Preferred Stock on a pro rata basis. The holders of Tombstone Class A Preferred Stock will be required to hold such shares for one year unless the Tombstone Common Stock achieves a $3.00 trading price for 10 consecutive trading days.

LEHRER FINANCIAL ECONOMIC ADVISORY SERVICES / 5555 Del Monte Dr. - St. 802 / Houston, TX. 77056 / (713) 972-7912; FAX (713) 964-0444

Carbon Green, Inc.

A Start Up Specific Market Valuation

As a result of this transaction, Tombstone created two additional classes of securities, the Class A Convertible Preferred Stock (Class A) and Class B Convertible Preferred Stock (Class B). The Class A has a deemed purchase price of $10.00 per share, shall rank senior to the Common Stock and all classes of Preferred Stock, bear no dividends, has voting rights of two hundred eight (208) votes for each one (1) share of Class A shares and has a liquidation preference of $10,000 per share. The holders of Class A will have the right to convert each share of Class A for 208 shares of Common Stock should the Common Stock trade at an average price of $3.00 per share for 10 consecutive trading days or after a period of one year, whichever occurs first. The Class B has a deemed purchase price of $10.00 per share, shall rank senior to the Common Stock and all classes of Preferred Stock except the Class A, bear a dividend of $0.56 per share on a quarterly basis commencing on January 1, 2011, has voting rights of two hundred forty eight (248) votes for each one (1) share of Class B shares and has a liquidation preference of $10,000 per share. The holders of Class B will have the right to convert each share of Class B for 248 shares of Common Stock should the Common Stock trade at an average price of $7.00 per share for 10 consecutive trading days or after a period of two years, whichever occurs first.

The acquisition of Hunt under the Merger Agreement was intended to qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended, and to be accounted for on a purchase basis.

Description of the Business

Hunt Global Resources, Inc. (OTCBB:HGCO) is a natural resource company focusing on specialty sands as well as the production of cleaner burning industrial oil technologies and renewable energy. The company’s current holdings include the mining rights to 350 acres containing high-grade sand and gravel deposits. The site contains approximately 41.0 million tons of sand, with over 50.0% earmarked for frac sand. Additionally, the company’s holdings include a state-of-the-art 40 million gallon industrial biofuels manufacturing plant located near the Houston Ship Channel, uniquely positioned with proprietary technology for providing biofuel for the industrial boiler, maritime, heating oil and power generation sectors. The company plans to utilized the plant’s excess resources and capacity to support a frac sand resin coating operation.

LEHRER FINANCIAL ECONOMIC ADVISORY SERVICES / 5555 Del Monte Dr. - St. 802 / Houston, TX. 77056 / (713) 972-7912; FAX (713) 964-0444

Carbon Green, Inc.

A Start Up Specific Market Valuation

Effective on the closing date, pursuant to the Merger Agreement, Hunt became a wholly-owned subsidiary of Tombstone. The acquisition of Hunt is treated as a reverse acquisition for accounting purposes, and the business of Hunt became the business of Tombstone as a result of the Acquisition. At the time of the Acquisition, Tombstone was a public corporation and only had limited operations over the last three years. Hunt is a Houston area-based company focused on the production of aggregates, including sand and gravel from a 350 acre site near The Woodlands, Texas. Hunt will use new technologies to maximize the value of the extracted commodities. Hunt's business model centers on using new, "green" and more efficient extraction and processing methods. Hunt is committed to environmental responsibility and builds environmental considerations into its business strategies. Reserves are essential to long-term success in the aggregates business. There is an estimated 40.0 million tons of permitted and proven reserves exist on site. Assuming adequate capital is available, the mining site will be fully operational by the third quarter, 2011.

Properties

Hunt has leased the surface mining rights to 350 acres of land northwest of Houston (just north of The Woodlands, Texas) for a 20 year period from the Hunt family. The mining site contains sand and gravel of desirable size and color variations in the marketplace. All of the sand and gravel is contained from the surface to a depth of fifty feet; the mining process is "surface mining" that uses a dredging technique, utilizing water and industrial vacuums to extract the material. The process is safer and less expensive than other mining processes, and all the permits required in the state of Texas for this type of mining have been obtained. The Hunt family will receive a royalty of 10.0% of the gross revenues derived from the aggregates extracted from the leased property.

During the past four years, Hunt has spent approximately $4.2 million to ready the property for the proposed sand and gravel plant. During the past decade, sand reserves have been depleted in the Houston area due to rapid urban expansion, and highway expansion that has supported Houston as the fourth largest city in the nation. While the sand and gravel market in Houston has felt some impact from the economic downturn, Texas and the Houston area have not gone through the boom-and-bust cycle that has devastated the infrastructure of states, such as the Arizona, California and Nevada. The Texas sand and gravel market, including major highway expansion in the Houston metro area, continues at a rapid pace. The entire mining operation is expected to be completed by the year 2027.

LEHRER FINANCIAL ECONOMIC ADVISORY SERVICES / 5555 Del Monte Dr. - St. 802 / Houston, TX. 77056 / (713) 972-7912; FAX (713) 964-0444

Carbon Green, Inc.

A Start Up Specific Market Valuation

Momentum Biofuels, Inc.

On August 21, 2009, Hunt entered into an Agreement with Momentum Biofuels, Inc., under the terms of which Hunt agreed to assume certain obligations of Momentum through the assignment of a certain Senior Secured Promissory Note in the amount of $600,000 issued by Momentum to a group of investors arranged by Bathgate Capital Partners, LLC, of Denver, Colorado. Those obligations assumed by Hunt included assets of $1,010,000, $965,000 in debt, approximately $600,000 in future lease obligations, and $45,000 accrued interest payable on certain debt in exchange for Momentum stock. The company further agreed to assume Momentum's obligations under a sub-lease agreement between Momentum and Brand Infrastructure and Services, Inc., including all past due rent, assessments other charges related to the property covered by the sub-lease agreement, all in exchange for a conveyance of all of the right title and interest of Momentum, in and to all of its physical assets, including the biodiesel plant located in Pasadena, Texas and all intellectual property, processes, techniques and formulas for creating biofuels and related products.

Further, Hunt entered into a License Agreement with Momentum, which provided that in exchange for a grant of a license to use, improve, sublicense and commercialize the intellectual property described in the Agreement, in exchange for an agreement by Hunt to pay to Momentum, a royalty of 3.0% of the gross and collected revenue received by Hunt from the sale of bio-diesel and related products and from revenues received by Hunt from its proposed commercial sand business. Momentum assigned its rights to receive the royalty from Hunt as described in the License Agreement to its parent, (Momentum-Colorado) in exchange for common shares of Momentum-Colorado equal to 39.0% of the issued and outstanding stock at such date, or 40,000,000 shares, whichever sum is greater to be issued to Hunt. Such shares were to be issued by Momentum-Colorado as fully paid, non-assessable and subject to a non dilution agreement in favor of Hunt.

As a result of the Momentum transaction, Hunt created a subsidiary, Hunt BioSolutions, Inc. to hold and operate the bio-fuels business. Hunt is currently reviewing how it may expand these operations and/or integrate it into the production of fracing sand, a more valuable commodity that may be produced from Hunt's primary operations.

LEHRER FINANCIAL ECONOMIC ADVISORY SERVICES / 5555 Del Monte Dr. - St. 802 / Houston, TX. 77056 / (713) 972-7912; FAX (713) 964-0444

Carbon Green, Inc.

A Start Up Specific Market Valuation

Reserves

The current estimate of proven aggregates reserves is approximately 40.0 million tons. Estimates of reserves are of recoverable stone, sand and gravel of suitable quality for economic extraction, are based on the following information accumulated regarding the mining site:

A 1985 reserve report prepared by an engineering firm of a 1,000 acre tract, that includes the 350 acre leased site;

A geotechnical review and analysis was performed in 2006 by an infrastructure firm to help determine the economic viability of mining sand and gravel reserves at the mining site; and

An appraisal of going concern value was performed in 2009 by a reputable commercial real estate firm to help determine potential cash flows related to the mining site.

Management plans to obtain an updated engineered reserve report on the specific 350 acre site in the near future. Proven, or measured, reserves are those reserves for which the quantity is computed from dimensions revealed by drill data, together with other direct and measurable observations such as outcrops, trenches and quarry faces; the grade and/or quality are computed from the results of detailed sampling; and the sampling and measurement data are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

Plant Design and Systems Competitive Advantage

The design of the plant provides benefits to the company. The product uses a hydraulic classification that allows maximum yield to sellable product with minimal waste and allows for the processing of two or more sands at one time (versus older classifying tank technology that limits production to two products simultaneously). This newer type of technology operates with fewer moving parts, yielding lower maintenance costs, and due to the high degree of automation, operates without the assistance of plant personnel.

The company’s proprietary software technology controls the operations of the plant. The system allows for the control of the plant to produce custom blended orders based on customer requirements, and it allows for each type of product to be handled only once.

LEHRER FINANCIAL ECONOMIC ADVISORY SERVICES / 5555 Del Monte Dr. - St. 802 / Houston, TX. 77056 / (713) 972-7912; FAX (713) 964-0444

Carbon Green, Inc.

A Start Up Specific Market Valuation

Fracturing Sand

Fracturing or "fracing" is a process where a solution--made up primarily of sand and water--is injected into a well to maintain fractures in the oil or natural gas bearing rock. These fractures allow for the increased flow of oil or gas out of the formation, thus maximizing production. Fracing has been used on roughly 90 percent of all wells in operation today; it accounts for 30% of domestic recoverable oil and natural gas. The sand used for fracing is mined and not manufactured, and the supply is limited in the U.S. Additionally, when raw frac sand is resin coated, its value and demand significantly increase because the resin coating dramatically strengthens each grain, and this resistance to crushing prevents loss of permeability in fractures. Laboratory testing of Hunt's raw frac sand has shown the potential for coating its product with a high-strength resin. This added feature dramatically increases the product's market value.

Market Assessment

In spite of the economic downturn, Hunt management believes the trends are favorable for execution of its business plan for the following reasons, (1) the need for more deposits found in this part of the country, (2) the demand for frac sand at the three large shale oil and gas extraction fields located in Texas, (3) a desirable location to operate a business and recruit management and (4) a unique opportunity to consolidate a fragmented surface mining market. They have concluded there can be a growth opportunity for sand and gravel operations. Further, management believes the location of the facility is in the heart of one of the fastest growing residential and commercial markets, The Woodlands, Texas.

History of Hunt

The leased mining site property is owned by the Hunt family, who began business operations in 1860. In 1880, the family received federal deeds and land grants for thousands of acres of timber land throughout East Texas. During the period from 1900 to 1990, the Hunt family was one of the largest owners of timberland and saw mill operators in the United States. Environmental stewardship has been an important aspect of the family's values and business operations for more than 100 years.

The family eventually sold off their timberland and saw mill business operations in the early 1990s just before federal regulatory changes placed significant restrictions on the industry. Jewel Hunt, a director of Hunt, maintained ownership of several hundred acres of the original land-grant for the significant sand and gravel reserves existing on the property.

In December 2008, the Hunt family leased the surface mining rights to 350 acres of land to a newly formed company (Hunt Global Resources, Inc.). The land is owned by Jewel and Lisa Hunt, officers and directors of the combined Company. As part of ascertaining the "highest and best use" of the land, a series of engineering and environmental reports were commissioned. In addition to the engineering and environmental reports, the Hunts hired a sand and gravel company to mine the property on a limited basis. As a result of those efforts, it was determined that:

The sand and gravel on the property is of high quality.

The size and color variation of the material is desirable in the market place.

The property can not only supply sand and concrete gravel for the highway and building industries (where local demand actually outstripped supply prior to the economic downturn), it can also supply fine sand for glass manufacturing and frac sand for the oil and gas industry, where nationwide supplies are limited. The unique size and quality of the frac sand enables it to be resin-coated, and thereby utilized by the oil and gas industry in recoveries of deposits using new technologies instead of more traditional extractable methods.

LEHRER FINANCIAL ECONOMIC ADVISORY SERVICES / 5555 Del Monte Dr. - St. 802 / Houston, TX. 77056 / (713) 972-7912; FAX (713) 964-0444

Carbon Green, Inc.

A Start Up Specific Market Valuation

All of the material is contained from the surface to a depth of fifty feet; the mining process is “surface mining” which uses a dredging technique, utilizing water and industrial vacuums to extract the material.

The process is safer and less expensive than other mining processes, and all the permits that are required in the state of Texas for this type of mining have been obtained.

To further ascertain the viability of initiating a profitable mining operation on the property, a business development team was formed to analyze the target marketing area, build a business model and provide the structure for on-going business operations. The resulting business model is based on:

Supply and Demand. Houston, the nation’s fourth largest city, has been a high-demand area for sand and gravel. Due to the oil and gas business, Houston has not experienced the same degree of economic downturn as some other major cities. In addition, billions of dollars in bonds have been approved by the Texas Department of Transportation for road construction in addition to the billions of dollars from the American Recovery & Reinvestment Act of 2009 for infrastructure.

Analysts predict that the demand for sand and gravel will continue to grow over time; while the full extent of its performance may not be reflected in revenue until after 2010 when the recovery of the housing market further emerges, highway and public infrastructure projects offset losses in the commercial sector. Highway funding, commercial building interior and exterior security structure opportunities, new operations technology allowing masonry producers to better sell products, availability of alternative fuels, and decorative concrete methods are just a few of the industry opportunities available today. With the rig count in the oil and gas industry showing an increase, the demand for frac sand is expected to grow. As such, the industry can be expected to increase their staff over time to accommodate the coming demand.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Based on these studies and tests, Hunt Global Resources was formed, and Lisa and Jewel Hunt executed a twenty (20) year lease with Hunt in order to begin the process of extracting the materials from the property.

Applications for Hunt Products

Glassmaking - Silica sand is the primary component of all types of standard and specialty glass. It provides the essential Silicon Dioxide (SiO2) component of glass formulation and its chemical purity is the primary determinant of color, clarity and strength. Industrial sand is used to produce flat glass for building and automotive use, container glass for foods and beverages, and tableware. In its pulverized form, ground silica is required for production of fiberglass insulation and reinforcing glass fibers. Specialty glass applications include test tubes and other scientific tools, incandescent and fluorescent lamps, television and computer CRT monitors.

MetalCasting - Industrial sand is an essential part of the ferrous and non-ferrous foundry industry. Metal parts ranging from engine blocks to sink faucets are cast in a sand and clay mold to produce the external shape, and a resin bonded core that creates the desired internal shape. Silica’s high fusion point (1760 degrees C) and low rate of thermal expansion produce stable cores and molds compatible with all pouring temperatures and alloy systems. Its chemical purity also helps prevent interaction with catalysts or curing rate of chemical binders. Following the casting process, core sand can be thermally or mechanically recycled to produce new cores or molds.

Building Products - Industrial sand is the primary structural component in a wide variety of building and construction products. Whole grain silica is put to use in flooring compounds, mortars, specialty cements, stucco, roofing shingles, skid resistant surfaces and asphalt mixtures to provide packing density and flexural strength without adversely affecting the chemical properties of the binding system. Ground silica performs as a functional extender to add durability and anti-corrosion and weathering properties in epoxy based compounds, sealants and caulks.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Metallurgical - Industrial sand plays a critical role in the production of a wide variety of ferrous and non-ferrous metals. In metal production, silica sand operates as a flux to lower the melting point and viscosity of the slags to make them more reactive and efficient. Lump silica is used either alone or in conjunction with lime to achieve the desired base/acid ratio required for purification. These base metals can be further refined and modified with other ingredients to achieve specific properties such as high strength, corrosion resistance or electrical conductivity. Ferroalloys are essential to specialty steel production, and industrial sand is used by the steel and foundry industries for de-oxidation and grain refinement.

Chemical Production - Silicon-based chemicals are the foundation of thousands of everyday applications ranging from food processing to soap and dye production. In this case, SiO2 is reduced to silicon metal by coke in an arc furnace, to produce the silicon precursor of other chemical processes. Industrial sand is the main component in chemicals such as sodium silicate, silicon tetrachloride and silicon gels. These chemicals are used in products like household and industrial cleaners, to manufacture fiber optics and to remove impurities from cooking oil and beverages.

Oil and Gas Recovery - Known commonly as proppant, or “frac sand,” -Industrial sand is pumped down holes in deep well applications to prop open rock fissures and increase the flow rate of natural gas or oil. In this specialized application round, whole grain deposits are used to maximize permeability and prevent formation cuttings from entering the well bore. Silica’s hardness and its overall structural integrity combine to deliver the required crush resistance of the high pressures present in wells up to 2,450 meters deep. Its chemical purity is required to resist chemical attack in corrosive environments. Frac sand is used in the oil and gas industry as a part of a fracturing process to improve production. It is pumped into the well during the fracturing operation, carried along with the fluid into the fracture, and will remain in the fracture when the pressure is removed, keeping the fracture propped open and allowing an effective means by which oil can flow. Tests concluded that the company’s frac sand product falls into various quality ranges (4kpsi - 7kpsi) currently selling for $40 - $100 per ton. Since frac sand is mined and not manufactured, the supply is limited and demand is predicted to remain strong into the future.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Paint and Coatings - Paint formulators select micron-sized industrial sands to improve the appearance and durability of architectural and industrial paint and coatings. High purity silica contributes critical performance properties such as brightness, color consistency, and oil absorption. In architectural paints, silica fillers improve tint retention, durability, and resistance to dirt, mildew, cracking and weathering. Low oil absorption allows increased pigment loading for improved finish color. In marine and maintenance coatings, the durability of silica imparts excellent abrasion and corrosion resistance.

Ceramics and Refractories - Ground silica is an essential component of the glaze and body formulations of all types of ceramic products, including tableware, sanitary ware and floor and wall tile. In the ceramic body, silica is the skeletal structure upon which clays and flux components attach. The SiO2 contribution is used to modify thermal expansion, regulate drying and shrinkage, and improve structural integrity and appearance. Silica products are also used as the primary aggregate in both shape and monolithic type refractories to provide high temperature resistance to acidic attack in industrial furnaces.

Filtration and Water Production - Industrial sand is used in the filtration of drinking water, the processing of wastewater and the production of water from wells. Uniform grain shapes and grain size distributions produce efficient filtration bed operation in removal of contaminants in both potable water and wastewater. Chemically inert, silica will not degrade or react when it comes in contact with acids, contaminants, volatile organics or solvents. Silica gravel is used as packing material in deep-water wells to increase yield from the aquifer by expanding the permeable zone around the well screen and preventing the infiltration of fine particles from the formation.

Recreational and Industrial Sand - Sand even finds its way into sports and recreation. Silica sand is used for golf course bunkers and greens as well as the construction of natural or synthetic athletic fields. In golf and sports turf applications silica sand is the structural component of an inert, uncontaminated, growing media. Silica sand is also used to repair greens and to facilitate everyday maintenance like root aeration and fertilization. The natural grain shape and controlled particle size distribution of silica provides the required permeability and compaction properties for drainage, healthy plant growth and stability. Industrial sand has four basic qualities:

Carbon Green, Inc.

A Start Up Specific Market Valuation

Shape -- whether the individual grains are angular or round;

Crush resistance -- the hardness of the grains;

Acid solubility; and

Turbidity -- the clearness of the grains.

Due to the processing technologies expected to be implemented by HGRI along with the proprietary value-added software-based control systems that will be utilized, the management team of HGRI believes they will be able to cost effectively produce high-value and high-margin specialty products for the South Texas market. This compares to the vast majority of other local competitive operators who have based their operations on older technologies and do not seek to address what is believed to be a significant market for these products, because they are selling as much sand and gravel as they can produce.

The Market for Hunt Products

The ten (10) largest aggregates producers account for approximately 30.0% to 35.0% of the total United States aggregates production. The largest United States aggregates producers include Vulcan, Cemex, CRH, Heidelberg, Holcim, Lafarge, MDU Resources and Martin Marietta Materials. Vulcan, the industry leader, total U.S. market share is less than 10.0%. The U.S. aggregates industry is highly fragmented with approximately 5,000 companies managing more than 10,000 operations. This industry structure provides considerable opportunities for consolidation and it is common for companies in the industry to grow by entering new markets or enhancing their market positions by acquiring existing facilities.

Carbon Green, Inc.

A Start Up Specific Market Valuation

According to the United States Geographical Survey, the amount of sand and gravel to be mined within the United States over the next 25 years will exceed that mined over the past 100 years. While the general growth in building construction has been a major contributing factor, another primary demand factor in the Houston area has been road, highway and other infrastructure construction. About 38,000 tons are used in the construction of every mile of interstate highway and about 400 tons are used to construct the average house.

Highway construction is the most aggregates-intensive form of construction and residential construction is the least intensive. A dollar of spending for highway construction is estimated to consume seven times the quantity of aggregates consumed by a dollar of spending for residential construction. Other non-highway infrastructure markets like airports, sewer and waste disposal or water supply plants and utilities also require large quantities of aggregates in their foundations and structures. These types of infrastructure-related construction can be four times more aggregates-intensive than residential construction. Generally, nonresidential buildings require two to three times as much aggregates per dollar of spending as a new home with most of the aggregates used in the foundations, building structure and parking lots.

In 2008, it was estimated that about 44.0% of construction sand and gravel was used as concrete aggregates; 23.0% for road base and coverings and road stabilization; 14.0% as construction fill; 12.0% as asphaltic concrete products such as blocks, bricks and pipes; and the remaining 3.0% for filtration, railroad ballast, roofing granulates, snow and ice control and other miscellaneous use.

Industry Environmental Costs and Governmental Regulation

Operations are subject to federal, state and local laws and regulations relating to the environment and to health and safety, including noise, water discharge, air quality, dust control, zoning and permitting. The company may be required by state and local regulations or contractual obligations to reclaim former mining sites. These reclamation liabilities will be recorded in the financial statements as a liability at the time the obligation arises. The fair value of such obligations is capitalized and depreciated over the estimated useful life of the owned or leased site. The liability is accreted through charges to operating expenses. To determine the fair value, the cost will be estimated for a third party to perform the legally required reclamation, adjusted for inflation and risk and including a reasonable profit margin. All reclamation obligations will be reviewed at least annually. Reclaimed quarries often have potential for use in commercial or residential development or as reservoirs or landfills. However, no projected cash flows from these anticipated uses will be considered to offset or reduce the estimated reclamation liability.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Competition for Hunt Products

Some of the more established construction sand companies in the area are listed below. These are private companies (except for United States Concrete, Martin Marietta and TXI):

U.S Concrete supplies over 4.5 million cubic yards of concrete and 3.0 million tons of aggregates annually, approximately half of which is supplied in Texas;

Hanson Concrete supplies much of the 2.0” to 3/4” river rock and rainbow rock in the area; in addition, they supply concrete sand, mortar sand drainage sand and some special sands i.e. golf course sand, if the order is large enough. It is currently estimated that Hanson sells 3-5,000 tons/day;

Quality Concrete supplies cement sand, motor sand, mixed gravel 3/8”- 1 1/2”, concrete sand and will do some special sands if it is a large enough order. The company is estimated to ship approximately 3,000 tons/day;

Hallett Materials supplies mortar sand, concrete sand, bank sand, cement stabilizer sand and field dirt. It is estimated, Hallet sells 1,500 tons of sand and gravel and 1,500 tons of cement stabilizer sand daily;

Porter Sand supplies cement sand, gravel, mortar sand, bank sand and field dirt;

Carbon Green, Inc.

A Start Up Specific Market Valuation

Frontier Materials supplies concrete sand, motor sand, bank sand, field dirt and gravel;

Liberty Materials supplies concrete sand, mortar sand, bank sand and gravel; approximately 3,000 tons/day;

Martin Marietta Materials supplies gravel, sand and other types of materials such as limestone; also ships by railcar; and

TXI supplies mostly gravel, but will supply sand to its largest customers. Also ships by railcar.

In this industry, competitors are also likely customers, working together to fill large orders. The most likely candidates are Martin Marietta Materials, Hanson and TXI, depending on the material demand. These three firms have multiple sites in the area.

With the background and outline of Hunt Global Resources, Inc. explored and explained, an outline of the recycling of automobile tires “pyrolysis” and the organization that is being valued in regards to being purchased by Hunt Global Resources, Inc. needs to be similarly outlined and explored.

A GENERAL INDUSTRY OVERVIEW

Waste tire pyrolysis involves the thermal degradation in the absence of oxygen. The benefit of this application is the conversion of waste tires into value-added products such as olefins, chemicals and surface-activated carbon. More than thirty (30) major pyrolysis projects have been proposed, designed, patented, licensed, or built over the past decade, but none have yet been commercially successful. The primary barriers for this application are both economic and technical. The capital cost is high, and the products from pyrolysis do not have sufficient value and must compete with commodity materials. However, it is expected that technological innovations may break through this barrier in the near future. Developments of less costly techniques or processes for higher value added products would enable pyrolysis to become a profitable alternative for waste tire recycling as pyrolysis is known for low emissions to the environment.

Carbon Green, Inc.

A Start Up Specific Market Valuation

General Process of Tire Pyrolysis

Configurations differ slightly between different facilities, but the basic process is common.

Chipped tires are heated to 1,100 - 1,500 F (600 - 800 C) in the absence of oxygen.

Primary products are pyrolytic gas (pyro-gas) oils and char.

The oils and char go through additional processes to manufacture secondary, value-added products.

Char upgrading is implemented in a closed-loop activation step that yields an activated carbon and eliminates undesirable by-products and emissions.

Upgrading the char produces high-surface-area activated carbon in several grades.

Ash-free oil is turned into high-quality carbon black by using the furnace process.

As an alternative, oils can be separated into valuable chemical feedstocks by distillation.

Products

Primary Products			Secondary Products
	wt.%	Content

Pyro-gas	10 - 30	Hydrogen, CO2, CO Methane, Ethane, Propane, Propene, Butane, Other hydrocarbons, app. 1% of Sulfur

Oil	38 - 55	High aromatic Mw 300 - 400 Low in sulfur (0.3 - 1.0%) Aromatics, Alkanes, Alkenes, Ketones, Aldehydes	Carbon Black

Char	33 - 38	> 15 % of Ash (ZnO) 3 -5 % of Sulfur	Activated carbon

Carbon Green, Inc.

A Start Up Specific Market Valuation

The general problems with the above outlined process are denoted as:

Low Product Price - The primary products are essentially low molecular weight olefins and char.

Olefins: The pyro-gas prices are low in the current market. Other chemicals are valuable, but the yield is low. High quality carbon black is also valuable but there is no particular price advantage for the same quality carbon from traditional processes.

Char: Surface activated carbon is a valuable product, but there is no cost advantage compared to alternative methods (normal surface activated carbon manufacturing).

High Process Cost - The valuable chemicals from pyro-gas or oil, are generally high molecular weight substances. The purification of high molecular weight substances is expensive.

New Technologies - There are new technological approaches to the problems:

Higher Value Products from Pyrolysis. (high molecular weight olefins) The production of significant quantities of valuable high molecular weight olefins to obtain curable and moldable olefins (Mw > 15,000) would overcome current economic barriers. These are typically produced in small quantities because the process temperature is high. At high temperature, vulcanized rubbers are quickly decomposed to low molecular weight olefins (Mw 300 - 400). High molecular weight compounds can be generated by low temperature pyrolysis.

However, lower temperature will require longer process times. New technological breakthroughs will be necessary for the commercialization of low temperature pyrolysis. Four new technologies are being developed.

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Microwave Pyrolysis

Microwaves can heat objects more uniformly than conventional heating methods. Microwave heating requires shorter heating times. Microwave pyrolysis will result in relatively high molecular weight olefins and a high proportion of valuable products such as ethylene, propylene, butane, aromatics, etc. The short process time also contributes to a reduction in the process cost. Moreover, for microwave heating, the shape of the tire chip is less important compared to the requirements of conventional heating. Whole tires or larger chips can be processed using microwave pyrolysis, which greatly reduces pre-processing cost.

Ultrasonic Devulcanization

A patented method which minimizes heating and uses sonic energy to break down sulfur-carbon chemical bonds in tires. Chipped tires are heated to about 400 F, then subjected to 20,000 cycles per second of ultrasonic energy (just above the highest frequency the human ear can discern) at pressures up to several thousand pounds per square inch.  The rubber is transformed from a solid to a highly viscous fluid within milliseconds.  With additional curative agents the viscous material can be molded into new products. A prototype machine can handle approximately 50 pounds of tires per hour.

Supercritical Fluid Depolymerization

Supercritical water can be used to controllably depolymerize the rubber compounds. This approach requires lower temperatures (approx. 750 F) and shorter processing times. Tire compounds are decomposed to high molecular weight olefins (Mw 1,000 - 10,000), or oils (Max. 90.0%).

The technique is being developed and has been tested only on an experimental scale. Because of the expensive supercritical water equipment, this application would require a relatively large initial cost.

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Use of Specialized Catalysts

Use of catalysts can reduce processing temperature or time. As shown in the above applications, reduced temperature and time can result in either higher molecular weight olefins or an increasing proportion of valuable substances. The advantage of catalysts is that no new equipment or knowledge is required. Therefore cost estimation and scale-up would be easy. Some research and pilot scale experiments have been conducted recently, but the types of catalysts are highly proprietary.

Lower Process Costs

Surface active carbon and high quality carbon black are high value-added products. The relative process cost is the only barrier for commercial success.

One approach to reduce processing cost is to operate at a high process temperature with the use of a special catalyst. Approximately 3.2 % of zinc-oxide is added to tire compounds, and the zinc-oxide remains in the char. To produce surface active carbon, the remaining zinc must be removed from the surface, and high temperature processing is able to facilitate this.

Some facilities use special catalysts in order to maximize benefits.

Scrap-Tire Pyrolysis

Despite more than decades of research and development, the use of pyrolysis to process scrap tires and related materials has yet to achieve commercial success in the United States, with economic viability and product quality being the primary stumbling blocks. Yet even with this questionable track record, pyrolysis continues to be proposed as a means by which scrap tires can be converted into usable products. According to the United States Department of Energy, pyrolysis is “the thermal distillation of decomposition of organic materials into oils, gases and char.” Traditionally, products resulting from tire pyrolysis have been of a comparatively low quality and have thus had limited marketability. It is to this arena that Carbon Green, Inc. seeks to apply its new techniques, approaches and patents.

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The Economics

For any pyrolysis process to be more than a technological dream, it has to make economic sense – that is, it must be able to turn a profit. The profitability of pyrolysis systems hinges on their ability to make a high-enough-quality carbon product.

Scrap Tire Recycling

Historical Perspective

It is commonly believed that recycling gained momentum only in the past decades. At least in the case of rubber recycling, this is not entirely true. In the early 1900s, the average recycled content of all rubber products was over 50.0%. In fact, it is fair to say that the rubber reclaiming industry is as old as the industrial use of rubber itself.

One key reason for the flourishing rubber grinding and reclaiming industry lies in the comparatively scarce supply of rubber at the time. In 1910, one pound of natural rubber cost nearly as much as one pound of silver and it made perfect sense to reuse as much of this valuable commodity as possible. By 1960, the recycling content in the traditional rubber manufacturing industry dropped to around 20.0%. Cheap oil imports, the more widespread use of synthetic rubber and the development of steel belted radial tires have led to a steady decline of rubber recycling. By the time the steel belted radial tire was introduced in the late 1960s and early 1970s, it became increasingly difficult to grind or slice old tires. As a consequence, the old infrastructure for regrinding and reusing waste tires has been almost completely lost. As of 1995, the traditional tire and rubber industry used only about 2.0% recycled material.

The low recycling content in conventional rubber products does not tell the whole story, however. Technical developments in the past decade (like effective ambient and cryogenic grinding methods and new environmentally friendly devulcanizing methods) make it very likely that the use of recycled tire materials will increase significantly. Many new uses for recycled tire rubber outside the traditional rubber manufacturing industry have become increasingly important.

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Tire Derived Fuel (TDF)

The use of tire derived fuel (TDF) in cement kilns, paper mills or power plants is a perfectly reasonable use of scrap tires, if recycling is not a viable option. While uncontrolled fires cause substantial air and ground pollution, the incineration of whole tires or tire chips in a controlled furnace is environmentally safe. On average, the BTU value of scrap tires or TDF exceeds that of coal, while the sulfur content is in the same order of magnitude or even lower. Cement kilns are by far the largest use of TDF. Some cement companies have the capacity to incinerate whole tires, thus being able to omit the comparatively expensive size reduction process.

Rubber Recycling

A concise definition of recycling would be the re-use of a material for its originally intended purpose, e.g. old aluminum cans are used to make new ones. In the case of scrap tires, recycling would mean using recycled tire rubber as a compounding ingredient for new tires.

In a broader sense, recycling is referred to as grinding scrap tires into crumb rubber while removing steel, fiber and other contaminants. In North America, the markets and applications for recycled tire rubber (“crumb rubber”) have developed tremendously in the past decade.

Landfilling

Most landfills accept whole scrap tires only at a hefty tipping fee because tires are awkward to handle and difficult to compact. In some instances, scrap tires have worked their way to the top of a closed landfill, causing costly damage to landfilling in the United States.

The EU Landfill Directive similarly bans whole tires from landfills since 2003. As of 2006, tires in any shape or form will be banned from landfills in EU Member States. In order for the EU Landfill Directive to be implemented in a timely manner, new disposal routes for scrap tires need to be developed with great urgency in all EU Member States.

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A variation of landfilling is monofilling, which means that scrap tires are not mixed with other waste materials, but stored at a dedicated, licensed location. Once the monofill has reached its capacity, it is covered like any other landfill to reduce the fire hazard and also prevent mosquito breeding.

Civil Engineering Applications

Tire derived products, mostly 1” tire chips are sometimes used to replace conventional construction material, e.g., road fill, gravel, crushed rock or sand. The benefits of using tire chips instead of conventional construction materials are amongst others: reduced density, improved drainage properties and better thermal insulation. The following are examples of projects where scrap tire chips have been successfully used in civil engineering applications:

Lightweight fill for embankments and retaining walls;

  Leachate drainage material at municipal solid waste landfills;

Alternative daily cover at municipal solid waste landfills; and

   Insulating layer beneath roads and behind retaining walls.

Civil engineering applications of scrap tires are expected to become more widespread as more and more applications can be proven to be technically and economically viable.

Export and Miscellaneous

From an environmental standpoint, the use of a waste material for its originally intended purpose is the most preferential recycling method. The active international trade with used tires, mostly going from industrialized countries to a lesser developed countries, is a clear sign that this route of disposal is economically sensible as well. It is a fair assumption that at least 10.0% of scrap tires generated in industrialized countries are sold as used tires, especially in Eastern Europe, Africa, and Latin America.

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The downside of exporting scrap tires is that the receiving countries end up with a disproportionate amount of scrap tires. At the same time, these countries usually do not have the legal framework and industrial infrastructure to address the issue of scrap tire disposal in an environmentally safe and economically sound manner. For this reason, some Eastern Europe countries (e.g. Poland) have issued laws that severely limit the cross-border transfer of waste tires.

Miscellaneous uses for scrap tires include a wide range of applications like the ubiquitous silo covers, playground swings, woven door mats from scrap tire strips, handicrafts, shoe soles, die cut products, etc.

Environmental Assessment of Different Disposal Methods

When referring to incineration, some people use the term “energy recovery” or even “thermal recycling.” While these terms surely sound more impressive than “incineration” or “burning”, the fact remains that the use of a material for its originally intended purpose more preferable, both from an environmental and from an economic standpoint. This becomes obvious when we take a closer look at the typical energy consumption to produce tire rubber and compare it to the energy gained by burning a tire:

Energy needed to manufacture a tire	32.0	kWh/kg

Energy needed to produce tire rubber compound	25.0	kWh/kg

Thermal energy released when incinerating scrap tires	9.0	kWh/kg

Energy consumed in the process of grinding scrap tires into crumb rubber (0.5 to 1.5 mm)	1.2	kWh/kg

As shown in the table above, it takes 3 - 4 times as much energy to produce tire rubber, compared to the energy recovered by “thermal recycling”. Consequently, the use of recycled tire rubber for its originally intended (or related) purpose makes by far more sense than incineration, both environmentally and economically. The following list shows the main scrap tire disposal and recycling methods, classified hierarchically, by environmental and economic preference.

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RANK	PROCESSING METHOD	EXAMPLES
1	Use PRODUCT for its originally intended purpose as long as possible	Design rubber compound and tire geometry for maximum durability. Keep tire properly inflated at all times to ensure maximum service life. Reuse partly worn tires. Regroove or retread tire casings.

2	Use MATERIAL for its originally intended purpose.	Grind scrap tires into crumb rubber, Separate steel and fiber. Sell rubber as raw material.

3	Use whole scrap tires for energy recovery	Burn whole scrap tires as fuel supplement in cement kilns.

4	Use mechanically processed tires for energy recovery.	Tire chips added to coal as fuel Supplement in power plants, paper mills, cement kilns, etc.

5	Alter the chemical structure of scrap tires and use the products for energy recovery.	Pyrolysis, Supercritical Extraction.

6	Storage for possible recovery at a later time.	Monofilling.

7	Disposal without any current or future use.	Landfilling.

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Some might argue that the preference list shown above is the result of an environmentalist agenda with little footing in the real world. In fact, the vibrant international trade with partially worn tires and retreadable tire casings shows that market participants world wide-have similar priorities. Market forces have a clear verdict on the next two options as well: recycled tire rubber (crumb rubber) sells for 100 – 400 United States Dollars ($) per ton, whereas tire derived fuel (TDF) fetches one tenth of that price. This is a clear indication that, sound environmental practices and market forces are not necessarily opposites when it comes to tire disposal.

Size Reduction Technology

Processing scrap tires into rubber granules is one of the most useful disposal options, provided that there is a local and regional market for recycled rubber. This section will discuss most common size reduction technologies for scrap tires.

Tires are built to be tough and durable. The very properties that ensure a long service life and a safe ride, make size reduction both difficult and costly. Since the steel belted radial tire became commonplace in the 1970s, grinding scrap tires into steel and fiber free crumb rubber requires fairly complex machinery.

The purpose of size reduction is two-fold:

Liberate steel and fiber from rubber

Process the rubber faction into a sellable particle size

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The typical product yield from scrap tires is as follows:

PRODUCT YIELD FROM:	TRUCK TIRES	EM TIRES	CAR TIRES

Crumb Rubber	70.0%	78.0%	70.0%

Steel	27.0%	15.0%	15.0%

Fiber and Scrap	3.0%	7.0%	15.0%

Shredding

Nearly all processors first shred the scrap tire into chips, mostly 2.0” in size. By shredding, the volume of scrap tires can be reduced to about ¼”, thus reducing space requirement and shipping costs. At the same time, tire chips are easier to handle with standard equipment like front end loaders or bobcats.

The most common machines used for pre-shedding scrap tires are rotary shear shredders with two counter-rotating shafts. The machines are designed to work at low RPMs (20 to 40 RPM) and high torque and can easily handle all sorts of tires, including truck tires, super singles and farm equipment tires.

Some operators use a debeader to remove the steel beads from truck tires prior to shredding. Debeading significantly reduces wear and tear on the shredder and consecutive size reduction machines. While the steel bead represents only 10.0% – 15.0% of the weight of a truck tire, it is probably safe to state that the 1” thick circular steel cables are responsible for 70.0% of the wear and tear in the shredder as well as in the consecutive grinding machines.

Tire shredding can be considered a mature technology and reliable machines are being offered by a number of reputable companies throughout North America and Western Europe. Most shredders are powered by electric motors (approx. 200 – 300 HP) and have a capacity of 2 – 6 tons per hour, depending on the input material and the size of the chips produced.

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Ambient Scrap Tire Processing

The process is called ambient, because all size reduction steps take place at or near ambient temperatures, i.e. no cooling is applied to make the rubber brittle.

In this plant, the tires are first processed into chips of 2” (50 mm) in size in a preliminary shredder. The tire chips then enter a granulator. In this processing step the chips are reduced to a size of smaller than 3/8” (10 mm), while liberating most of the steel and fiber from the rubber granules. After exiting the granulator, steel is removed magnetically and the fiber faction is removed by a combination of shaking screens and wind sifters.

While there is some demand for 3/8” rubber granules, most applications call for finer mesh material, mostly in the range of 10mm to 30mm mesh. For this reason, most ambient grinding plants have a number of consecutive grinding steps. The machines most commonly used for fine grinding in ambient plants are:

Secondary granulators

High speed rotary mills

Extruders or screw presses

Cracker mills

Cryogenic Tire Recycling

This process is called “cryogenic” because whole tires or tire chips are cooled down to a temperature of below -80 C (-112 F). Below this “glass transition temperature”, rubber becomes nearly as brittle as glass and size reduction can be accomplished by crushing and breaking. This type of size reduction requires less energy and fewer pieces of machinery when compared to ambient size reduction. Another advantage of the cryogenic process is that steel and fiber liberation, is much easier, leading to a cleaner end product. The drawback, of course, is the cost for liquid nitrogen (LN2).

The preliminary treatment of scrap tires (debeading, pre-shedding) is pretty much the same as in ambient plants. In the cryogenic process, the 2” (50 mm) tire chips are cooled in a continuously operating freezing tunnel to below -120 C and then dropped into a high RPM hammer mill. In the hammer mill, chips are shattered into a wide range of particle sizes, while at the same time, liberating fiber and steel. Because the rubber granules may still be very cold upon exiting the hammer mill, the material is dried before classification into different, well defined particle sizes. Generally cryogenic scrap tire processing is more economical if clean, fine mesh rubber powder is required.

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Comparison between Ambient and Cryogenic Technology

The question, which is “the best” processing technology for scrap tires, is often discussed in the industry. As you may imagine, the answer to this question depends on a multitude of factors.

It must be emphasized that, crumb rubber is not a standard commodity and is rarely sold solely based on specification submitted in writing. In most cases, buyers of crumb rubber require samples for field tests before purchasing larger batches. Some buyers are very specific about what type of material (ambient or cryogenic) they require, whereas others do not have such preferences. The table below compares some of the most important parameters in cryogenic and ambient grinding.

PARAMETER	AMBIENT	CRYOGENIC
Operating Temperature	ambient, max. 120 C	below -80 C

Size Reduction Principle	cutting, tearing, shearing	braking cryogenically
embrittled rubber pieces

Particle Morphology	spongy and rough, high	even and smooth, low,
	Specific surface	specific surface

Particle Size Distribution	relatively narrow particle	wide particle size dist.
	size distribution, only	(ranging 10mm-0.2mm)
	limited size reduction per	in just one processing
	grinding step	step

Maintenance cost	higher	lower

Electricity Consumption	higher	lower

LN2 Consumption	N/A	0.5-1.0 kgLN2 per kg tire Input

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Especially in North America, the use of recycled tire rubber (“crumb rubber”) has experienced an enormous growth in the past decade. The table below shows a market summary for North America (United States and Canada) for 2001 classified by the main markets and applications.

APPLICATION / MARKET	MLLION LBS.	METRIC TONS
Rubber Modified Asphalt (RMA)	292	132,727
Molded Products	307	139,545
Athletic Surfaces	141	64,091
Tires / Automotive	112	50,909
Devulcanized and Surface	36	16,364
Modified Rubber
Plastic / Rubber Blends	38	17,273
Construction and Miscellaneous	70	31,818
Totals	996	452,727

Crumb Rubber as a Filler in Virgin Rubber Compound

Since the tire industry consumes about 65.0% of all rubber compounds produced world wide, using crumb rubber as a compounding ingredient for new tires is the most obvious application for this recycled product. As the quality and supply of crumb rubber has become more reliable and predictable in recent years, an increasing number of tire manufacturers add recycled material into their compounds. If mixing and processing methods are chosen properly, substantial savings can be achieved without comprising quality, safety or performance characteristics. Aside from lower material cost, adding some crumb rubber (5.0% - 15.0%) to the virgin rubber compound offers the following advantages:

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Better mixing properties and improved form stability of uncured parts

Improved degrassing during the vulcanization process

Improved mold release

Increased plant efficiency due to reduced cure times

In some applications, abrasion is also significantly improved

Based on these benefits, some tire manufacturers routinely use crumb rubber as a filler, especially for tread compounds and whenever speed and high performance is not crucial, e.g. for farm equipment or solid rubber tires. The growth potential in this market segment is substantial.

Devulcanization

In chemical terms, devulcanization means reverting rubber from its thermoset, elastic state back into a plastic, moldable state. This is accomplished by severing the sulfur bonds in the molecular structure. With the proper devulcanization method, a much higher percentage of crumb rubber old tires can be used as compounding.

Traditional devulcanization methods involved exposing cured rubber to elevated temperatures for an extended period of time. However, this “thermal reclaim process” not only severs the sulfur bonds in the polymer matrix, but also breaks the polymer chains, causing a significant decrease in physical properties. Because of questionable economics and environmental concerns, thermal devulcanization is rarely used today. In recent years, a number of new and promising devulcanization methods were developed. The following Table lists the most common devulcanization methods.

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Process	Description
Thermal Reclaim Process	Rubber is exposed to elevated temperatures over an extended period of time in order to break the sulfur bonds as well as the polymer back bone.

This process was first patented by H.L. Hall in 1858, but is rarely used today due to environmental concerns and relatively severe degradation of the material.

Mechanical Devulcanization	Vulcanized rubber is exposed to intense mechanical work (mastication) in order to selectively break the sulfur bonds in the polymer matrix. The machines used are two roll mills, high shear mixers and extruders. Mechanical devulcanization method leads to good results and may be economically viable in the near future.

Devulcanization with Ultrasound	Technically speaking, this is a special form of mechanical devulcanization. First research results on this subject are encouraging.

Bacterial Devulcanization	Fine rubber powder is exposed to an aqueous suspension with bacteria that consume sulfur and sulfur compounds, e.g., thilbacillus, rodococcus and sulfolobus. Technically viable, but questionable economics due to the complexity of the process.

Surface Activation

Surface activation increases the adhesiveness of crumb rubber particles. The increased adhesiveness makes it possible to use a larger percentage of recycled material without the detrimental effects commonly experienced when untreated fillers are added. This method may prove to be a good compromise between using crumb rubber as a mere filler versus complete devulcanization. In some applications, surface activated crumb rubber can be molded by itself, without binders or other additives. Like with devulcanized material, the economic viability of surface activated crumb rubber depends to a large extent on the market price of virgin rubber compounds.

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Molded Products

In the past few years, the increasing supply of crumb rubber and a newly developed moisture-curing urethane binder has led to a rapid increase in the number or products made by simple compression molding. Typically, this method is used to produce high-volume, low-tech products, such as livestock mats, railroad crossings, removable speed bumps and athletic mats.

Using crumb rubber in combination with urethane binder to produce molded products enables manufacturers to significantly reduce the processing time and material costs. However, this application is limited to products where only moderate tensile strength and abrasion resistance is required.

Pyrolysis (in greater detail)

Pyrolysis is the thermal decomposition of an organic material under the exclusion of ambient oxygen. The typical products of scrap tire pyrolysis are:

Hydrocarbon gases (mostly used to fuel the process itself)

Pyrolysis oil (properties similar to that of heavy fuel oil)

Carbon black (may be used as pigment or filler)

Scrap steel

While pyrolysis of scrap tires has been proven to be technically viable, there is no awareness of any company in the world that has operated a pyrolysis plant for a substained period of time, as of this date.

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End-of-Life Tire (ELT) Market Summary

One passenger tire, per person, is discarded each year in the developed world. A total of 1.0 billion ELTs are generated globally each year. It is estimated that 10 billion ELTs are currently in landfills and stockpiled worldwide, making it environmentally damaging to the landfills. The incineration of ELTs as a tire derived fuel continues for lack of viable alternatives. Of the ELTs not disposed of in landfills, tire-derived-fuel (TDF) is presently the biggest use for ELTs in North America followed by crumb rubber production. TDF has been determined in recent California court actions by environmental groups against the EPA to be toxic fuel and therefore, requiring major capital expenditures by TDF users for toxic fuel treatment reducing or eliminating the economic value of TDF in the future. Crumb rubber production has limited the market of use in playgrounds, sports fields and use as an additive to asphalt, all of which are low value uses, and all of which have potential leaching problems. The EPA, politicians, environmental groups and concerned citizens have rallied against the use of ELTs as a source of TDF.

The management of ELTs has serious environmental consequences. To solve the problems associated with their disposal and reuse, ELTs must no longer be treated as waste but must be treated as a resource. Fortunately in North America, the EPA and politicians are no longer issuing licenses for the disposal of tires by incineration or for use as TDF. Considering the potential health and environmental hazards associated with the incineration of tires, the process is rapidly being viewed as irresponsible.

Environmental issues, resource process, the stagnant market for tire derived products and health issues surrounding the disposal of tires are driving forces behind the business opportunity for the company’s pyrolysis process.

Disposal Management Systems and Market Structure

After the European ban on landfill disposal of tires was implemented in 2003, the management of scrap tire disposal was organized in each country individually. Three different systems for ELT management can be distinguished: (a) a system under producer responsibility; (b) a free-market system; and (c) a tax-based system under government responsibility. The commonality between all systems is that consumers pay for used tire disposal when buying a new tire.

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Producer Responsibility: A single national management scheme organized by the rubber industry. Usually a not-for-profit tire recycling operator is founded and the operator is responsible for collection and disposal of the tires. Some operators are actively involved in the recycling while others use external partners. The operator is funded by disposal charges (environmental levies) that consumers pay when they buy new tires. The system of producer responsibility is the most wide-spread solution in Europe.

Free Market: In a free-market system, each retail tire vendor has the responsibility to collect scrap tires at no charge when new tires are bought. The management of the scrap tires is done by different companies in competition, under regulation and regulated by the government. Seven European countries, including Germany and the United Kingdom, have a free-market tire recycling system as well as most States in the Unites States.

Government Responsibility: In a system under government responsibility, a disposal tax is levied on tire sales. These taxes are used in a recycling system under government responsibility.

The North American ELT Market

As in Europe, the North American market generates approximately 300 million ELTs per annum, or the equivalent of one passenger tire equivalent for each person living in North America. Although there has been significant headway in cleaning up the millions of tires in dumps or landfills, it is estimated that there are still approximately one billion tires in the United States landfills and dumps, generating dangerous conditions of uncontrollable fires, air pollution and other health hazards.

There are two aspects to the safe management of ELTs. First, create a structure that ensures all ELTs are managed in a controlled market, from original sale to the ultimate disposal when worn out, through either a government regulated program or free market program. Second, ensure that the disposal, repurposing or recycling maximizes the economic value in the ELT without negatively impacting the environment or human health.

In Ontario, where the company plans its first North American plant, the government has created the Ontario Tire Stewardship (OTS) program. Taxes are levied on a per-tire basis on all new tires entering the system. The OTS administers the funds and ensures all waste tire haulers and processors are licensed and funds from the program are paid to the hauler and processor based on the volume of tires they handle.

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The European ELT Market

In Europe, historic stockpiles are estimated to exceed one billion disposed tires. Currently most of the scrap tires are being processed for material recovery such as crumb rubber or energy extraction in such uses as cement kilns. These are low value added uses and in most countries, it is being restricted or outlawed. Carbon Green, is the first company to monetize profitably on this problem and meets the highest standards of environmental regulation.

More than 290 million tires are scrapped each year in the European Union. Tire recycling with other technologies has not been economically viable to date. For this reason, in most countries, mandatory recycling is combined with a recycling fee for every new sold tire.

The European Commission has implemented standards to reduce the negative environmental effects of the land filling of waste, including disposing of tires. One of the relevant instruments the European Commission uses to achieve this objective is Council Directive 99/31/EC on the landfill of waste. The Directive dealing with land filling of scrap tires entered into force in 2003 for whole tires and in 2006 for shredded tires. Countries had to provide for effective regulation and enforcement of the ban, including a system for the management of scrap tires.

The predecessor of Carbon Green, CBp Carbon Industries, Inc., was chosen by the European Union as the best available technology for the 100.0% recycling of tires achieving the targets of the legislation. This left Carbon Green in a very unique and enviable position, as no other technology qualified.

Scrap Tire Management Systems in EU Member States

Type of Scrap Tire Management System	Country	Recycling Operator

Producer Responsibility	Hungary	HUREC
	Greece	Eco Elastika
	Spain	Signus
	Norway	Norsk Dekkretur
	Sweden	SDAP
	Belgium	Recytyre
	Netherlands	Band en Milieu
	France	AliaPur
	Portugal	Valorpneu
	Finland	Rengaskierratis Oy
	Romania	Eco Anvelope
	Poland	OPON

Free Market	Germany	(competitive)
	Austria	(competitive)
	United Kingdom	(competitive)
	Ireland	(competitive)
Government Responsibility (Tax)	Slovakia	Slovak Government

Source: ETRMA

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Tire Recycling Chain

Operator Responsibility / Government Supervision

	Tire Sales	Tire Collection	Tire Selection	Scrap Tire Procession	Off-Takers

	When new tires	Tires are collected	Tires are checked	Reprocessing of tires	Reprocessed tires
ACTIVITIES	are sold, a disposal	by the tire collection	for quality	Different end-products	are used in many
	charge is paid.	Network and transported		-Energy recycling	different ways
		to a central collection and	Retreadable tires	-Granulates	-Sports surfaces
	Consumers can	selection platform.	Are retreaded	-Shred/chip	-Civil engineering
	dispose their scrap			-Whole tire	-Rubber filler
	tires as no cost at		Reusable tires are	-Powder	-Artificial reefs
	the tire retailer		Exported
	Tire retailers	Tire collection	Tire collection	Tire reprocessing	Construction
TYPES OF		companies	companies	companies	companies
PLAYERS
	Garages				Industrials
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Carbon Activities
Source: ETRA, ETRMA

Scrap Tire Processing

The limitations on the land filling of scrap tires have led to the emergence of various new uses for ELTs. Reuses of the tires as a material or energy source have gained importance at the expense of land filling. Retreading and reuse/export have remained stable as the number of tires suitable for those uses is limited.

Energy recovery from tires has grown from 11.0% in 1994 to 32.0% in 2006. Scrap tires have an energy density similar to that of coal and are, therefore, suitable as feedstock for energy intensive processes such as cement production or electricity generation. In most countries, this disposal method will be terminated due to the pollution effects. Prohibition against burning tire scrap for energy has already occurred in North America and has been enforced in the courts, most recently in California, resulting in the collapse of the tire derived fuel market by industrial burners such as cement kilns. Most ELTs are currently used for material recovery. There are several technologies to recover materials from tires.

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Technologies for Material Recovery from End-of-Life Tires

Technology	Characteristics	Advantages	Disadvantages
Grinding (70%)	-Mechanical Grinding at	-Particle sizes can be reduced	-ZnO leaks
	Ambient temperature	from 500mm to 500um	-Mechanical grinding-elevated
	-Cryogenic grinding	-Cryogenic technologies can	cost due to constant maint. of
	-Water based grinding	deliver even smaller particles	equipment
		-Frequently used	-Cryogenic-Added Costs for
N2, addition phase of drying
-Uneconomic or marginally
economic with substantial
subsidies and limited product
applications
Shredding (17%)	-Mechanical Reduction	-Significantly reduces the volume	-Research of end uses is
	of the size of tires	in landfills	scarce
		-Preprocess for a lot of other	-Uneconomic or marginally
		techniques	economic with substantial
subsidies and not recycling
Use of Whole Tire (12%)		-Use of whole tire in	-Low processing costs -
Limited end uses
	construction, civil		-Environmental issues -
	engineering or artificial reefs		artificial reefs can be
damaging
-Uneconomic or marginally
economic with substantial
subsidies
Regeneration	-Devulcanization;	-Fully breaks down the tire	-Devulcanized Rubber has an
Technologies (<1%)	destruction of the	-Permits the re-use of the rubber	inferior quality
	chemical compounds	as a raw material for new products	-Process control is an issue
	in the rubber after which		-Uneconomic or marginally
	a raw rubber is retrieved		economic with substantial
subsidies
Pyrolysis (<1%)	-Heating of the product to	-Fully breaks down the tire	-Characteristics of products
	400-800 degrees in the	-Gas that is a by-product has a	derived depend on the process
	absence or limited amount	high calorific value	-Guaranteed quality of oil and
	of oxygen	-Carbon Black can be re-used in	Carbon Black is an issue
		new tires – only Carbon Green is	-Controlled conditions of the
		viable to date	process are important
		-Carbon Black can be used for	-Char needs to be treated after
		coloring or UV adsorbent or as a	pyrolysis to obtain individual
		filler in rubber products (Carbon	carbon black grades (normal
		Green, Inc. is the only company	pyrolysed carbon black is
		With a tested product).	Normally inferior to N700
Series). Carbon Green, Inc. is
The only technology capable
of exceeding this quality
grade.
Source: CEIM

Carbon Green, Inc.

A Start Up Specific Market Valuation

Mechanical grinding is the most widely used technology for waste tire processing. The granulates and powders, resulting from grinding, make up 70.0% of all materials recovered from tires. Granulates are mainly used as a raw material for sports and playground surfaces. This is a low value added use of the material. Shredding (17.0%) is mainly used for lightweight fillings in industrial processes and is the second technology, followed by the use of whole tires in construction and civil engineering (12.0%).

Devulcanization is a material recovery solution that is rarely employed. Devulcanization has a prohibitive business model because the process is highly dependent on a homogenous stream of input and is difficult to control. Furthermore, devulcanized rubber’s inferior quality is an obstacle to widespread use. However, there has been renewed interest in devulcanization over the past few years.

Market Prices – Current Recycling Fees and Outlook

The recycle fees for tires are different in each country and for each tire type. The European average is 1.60 Euros for a car tire and 9.20 Euros for a truck tire. In Ontario, the average is CDN $5.00 per car tire. The recycle fee is calculated as a sum of cost items. The gate fee paid to processors like Carbon Green, is the largest cost item for haulers, at 40.0% of the total fee, followed by tire collection and transport (30.0%) and tire selection platforms (25.0%). Other costs (5.0%) include communication costs, R&D and overhead of the management schemes.

The Carbon Black Market

Along with oil output, the most important output of Carbon Green, process is its carbon black substitute, called Carbon Green. Carbon black is a specialized form of carbon that is used for the reinforcement of car tires and other rubber products and in specialty applications such as printer black and colorants in printer toner. It is produced mostly from residual petroleum components by a process of incomplete combustion with the release of very high amounts of green house gases. The American Society of Testing and Materials (ASTM) distinguishes more than ten grades of quality, which are used for different applications. The most common production process is furnace block.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Carbon Green, is operating in the same markets as most of the large carbon black players. Carbon Green has a substantially better cost structure and the company has the benefit of EU government regulations that require recycled material to be used in tires, therefore giving Carbon Green, a preferred market position. Moreover, the company’s 20 year take-or-pay contract with Triputra Group gives it a secure customer source at a minimum demand of 200,000 tons of Carbon Green per annum for the first ten years (500,000 tons per annum for the next ten) sufficient to absorb more than its full production for its five year plan for development.

Demand volume is primarily driven by the world-wide manufacturing volume of car tires. To the company’s benefit, new technologies being utilized to refine a larger portion of crude oil have made the residuals used for carbon black scarcer, thus driving up the price. This trend is expected to continue even during low oil price periods.

Carbon Black – Use and Demand

Carbon black is used as a raw material for the production of tires and other products with approximately 65.0% of world volume used for the manufacture of tires.

There are several grades of carbon black quality, distinct in particle size and surface area, structure, surface activity and other physical properties. The grades have classification codes ranging from N110 (highest quality and price) to N774. The higher-priced (N500) are used in the tire treads of trucks, high-speed tire treads and off-road vehicles, whereas the lower grades (N774) are used in tire inner liners, auto parts, agriculture tire treads, mining tire treads, other low speed tires and sidewalls of all types of tires.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Carbon Green, NA., carbon black substitute product, Carbon Green, can be used for applications that require from N774 up to grade N660, which is about 40.0% of the forecast 2009 market and includes all applications except for high speed tire treads. With a new patent pending technology, the applicability of Carbon Green is expected to be expanded to applications requiring up to grade N300, or 75.0% of the market.

World demand for carbon black was approximately 9.4 million metric tons (mt) in 2008 with projected demand growing at around 4.0% per year through 2012. Regional differences are significant; North America is slowing due to a slump in its car industry combined with a rise in tire imports. China and India are growing faster than 4.0% per year due to a rising demand for cars. European growth is largest in Eastern Europe. In value terms, the world market was approximately $9 billion in 2008, with Asia representing the largest share.

Carbon Black Production

Carbon black (C.A.S. No. 1333-86-4) is a virtually pure elemental carbon in the form of colloidal particles that are produced by incomplete combustion or thermal decomposition of gaseous or liquid hydrocarbons under controlled conditions. Ninety-five percent of carbon black is produced from heavy oil. Its physical appearance is that of a black, finely divided pellet or powder. Its use in tires, rubber and plastic products, printing inks and coatings is related to properties of specific surface area, particle size and structure, conductivity and color. Carbon black is in the top 50 industrial chemicals manufactured worldwide, based on annual tonnage. Approximately 90.0% of carbon black is used in rubber applications, 9.0% as a pigment, and the remaining 1.0% as an essential ingredient in hundreds of diverse applications.

Carbon Black and Greenhouse Gases

Producers of carbon black are some of the biggest producers of greenhouse gases. Cabot, one of the largest producers of carbon black, was targeted by environmental groups as one of the United States’ largest polluters. The greenhouse gas footprint of the carbon black industry will become an increasing issue and will benefit the company as its Carbon Green production is more environmentally responsible with minimal greenhouse gas emissions.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Competition

Carbon black producers are competitors of Carbon Green, with respect to the company’s Carbon Green product but not in the environmental sector as the competitors produce carbon black from more expensive and less environmentally friendly sources. They operate in the same market but have a different focus, raw materials and higher cost structure with the risk of having to buy carbon credits in the future while Carbon Green, Inc. will benefit from the growing carbon credit (offset) opportunities.

The three largest suppliers have 45.0% market share globally and the ten largest suppliers account for 71.0% of the market thus making this industry fairly concentrated. The trend is still towards further consolidation. Recent takeovers were CSRC acquiring Continental Carbon, and DC Chemical acquiring Columbian jointly with One Equity Partners, a private equity firm.

Profit Margins

Profit margins for most producers of carbon black have been falling due to increasing input costs combined with a pricing model that delays price updates by a quarter. These circumstances are particularly beneficial to a producer with alternative low cost feedstock like Carbon Green, NA.

Cabot, whose operations are mainly in carbon black, has operational margins of around 5.0%, far lower than the margins of Carbon Green, NA.

The industry adjusts its capacity reasonably fast to demand fluctuations, thus keeping margins within certain boundaries. For instance, several projects in China are being developed while American operations are being closed or consolidated.

Green Power

Feed-In Tariffs (FITs) are designed to support the market development of renewable energy technologies, specifically for electricity generation. FITs put a legal obligation on governments, utilities or energy companies to purchase electricity from recovered or renewable energy producers at a favorable price per unit, and this price is usually guaranteed over a certain time period typically up to 20 years. Tariff rates, which range from approximately $0.10 to $0.60 per kWh, depending on country and energy source, are usually determined for each renewable technology in order to take account of their differing generation costs and to ensure profitability. The company expects the generation of electricity utilizing the oil produced by its pyrolysis process to receive certification in most jurisdictions as a green source of electrical power generation making it eligible for FIT pricing.

Carbon Green, Inc.

A Start Up Specific Market Valuation

The Carbon Green pyrolysis process produces about 42.0% of its output as oil. The oil is similar to diesel and has a BTU content similar to that of heating oil. Off-takers of the oil, where the company determines to sell as it does in Cyprus, will be power producers, refineries, or large industrials that use these oils in their process. However, this oil when combined with feedstock oil can produce a biofuel at attractive costs. At market price of $2.60 per gallon, a $1.00 per gallon gross margin is projected without government grants. A 45,000 ton plant can generate approximately 45 million gallons per year.

The Steel Market

Tires have a metal bead wire at the inner ring of the tire as well as metal threads that reinforce the tire thread. Fourteen percent of a scrap tire consists of metal and Carbon Green’s pyrolysis process fully recovers the metal in an efficient way, generating scrap steel.

Scrap steel is used in the production process for new steel. As steel demand has grown over the last few years, mainly due to economic growth in India and China, the demand for scrap steel has been equally strong.

The scrap steel that is derived from the Carbon Green process is a valuable premium form of scrap steel. Sustained price levels for the coming years are estimated at around $350/ton for Carbon Green, scrap steel.

Environmental Grants, Subsidies and Green Power

Carbon Green provides an economically efficient and environmentally friendly solution for the global scrap tire problem. These advantages make the company an attractive partner for governments that have to deal with historic stockpiles of scrapped tires and continuing disposal issues. For this reason, Carbon Green is eligible for government grants when it decides to establish in a country. In many countries, it is expected to be able to gain significant subsidies on producing power from the recycled oils and gases. It is expected that European governments will be eager to participate financially in Carbon Green establishment in their regions as no other viable solution is currently available for the car tire disposal obligations they are facing under European Union legislation. The size of the grants is an outcome of negotiations and is difficult to forecast but it is expected that they will cover a significant part of the company’s capital expenditures. In Ontario, Carbon Green is being assisted by the Ontario Ministry of Economic Development and Trade in accessing capital investment support, R&D grants, hiring and training support and export incentives. Preliminary results indicate that between forty and sixty percent of a plant’s cost could be eligible for grant programs now or no interest loans.

Carbon Green, Inc.

A Start Up Specific Market Valuation

The Carbon Green production process has a large environmental advantage over conventional carbon black producers as it has a much smaller carbon footprint. Under the current European Emissions Trading Scheme, good financial advantage is gained by the Carbon Green production process. It could be envisioned that an auction system will be put in place for carbon off-sets derived from the production of Carbon Green.

Marketing Strategy

Carbon Green’s marketing strategy will focus on developing key relationships with government politicians and industry stakeholders who are focused on effecting environment change and implementing solutions. The company’s secondary stakeholders include employees, local communities, environmental groups and news media.

Using a mixture of internal and external communications tools such as press releases, advertorials, corporate website, newsletters, advertising, public relations events, community events and face-to-face meetings, Carbon Green, will build and strengthen its brand, promote its various projects, and engage and support the communities in which it operates.

Carbon Green, Inc.

A Start Up Specific Market Valuation

The Letter of Agreement

Acquisition of Carbon Green by Hunt Global Resources, Inc.

Hunt Global Resources, Inc. signed a binding Letter of Agreement with the majority shareholders of Carbon Green NA, Inc., the holder of Carbon Green assets that include an operating tire recycling plant, license agreements and worldwide patents for the only proven method of recycling 100.0% of scrap tires with a near zero carbon footprint.

The acquisition fits in with the long term strategy of Hunt Global Resources to expand their position in the marketplace by providing a wide range of sustainable green technologies. In recent months, they have worked with the Carbon Green company to develop a low NOx fuel oil (derived from Carbon Green’s tire recycling process) to achieve a renewable fuel that is cleaner burning and has a higher BTU than traditional fuel oils that are on the market today.

The Carbon Green system was created during a five (5) year span of developing, testing, patenting and building a fully operational system that breaks-down, separates and recycles 100.0% of scrap tires into reusable materials. Ten plants are planned to be built in the United States during the next five (5) years, to address the growing environmental problems caused by hundreds of millions of waste tires that end up in landfills and are polluting the environment by being burned as industrial fuel.

The transaction will allow Hunt Global Resources, Inc. to take possession of Carbon Green NA. Inc.’s 189 worldwide patents and its operating plant located in the nation of Cyprus, which is currently the world’s largest commercially operating pyrolysis plant.

Hunt will also assume existing license agreements that call for Hunt to receive $2.0 million per year for five (5) years beginning 2011 from licensees (who would otherwise forfeit licenses), and additional royalties projected to be $60 million by year end 2011, if sales and construction goals are met by licensees.

This affiliation will enable Carbon Green NA, Inc. to move to a very important next level, which is the planned rollout of plants throughout North America. It will successfully combine the cutting edge biofuel technology of Hunt Global Resources, Inc. coupled with the leading tire recycling technology of Carbon Green NA, Inc. to allow the proper and successful construction and operation of each $50.0 million plant.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Upon completion of the transaction, Carbon Green NA, Inc. will become an 85.0% owned subsidiary of Hunt Global Resources, Inc. The transaction was to close on or before February 28, 2011, upon completion of definitive contracts. Hunt will endeavor to acquire the remaining 15.0% of Carbon Green NA, Inc.

A More Complete Outline of Carbon Green, Inc.

Carbon Green, NA. is a company recently privatized that previously traded on the over the counter bulletin board (OTCBB) symbol CGNI. They own the worldwide rights to a proprietary end-of-life tire (ELT) recycling technology. The company’s business model is to focus on developing a commercially viable process for recycling 100.0% of used tires into high-grade steel, off-gases and Carbon Green (a carbon black substitute), turning them back into valuable end products which can be reused in manufacturing new tires and creating an oil based feedstock that can be turned into a cleaner burning fuel oil. This revolutionary technology can change how governments and industry handle the disposal of the over ten billion tires stockpiled around the world. From its commercial-scale plant in the nation of Cyprus, Carbon Green NA, Inc. is converting the by-products of tire pyrolysis into recovered steel, a #2 diesel equivalent oil which can also be employed to generate green electricity, a nano-particle compound known as Carbon Green and a clean-burning gas that can be used to provide power to the company’s processing plant and / or sold for carbon credits, leaving no waste and a positive environmental contribution. Carbon Green is a European Union accredited tire industry tested and accepted competitive substitute for commercial carbon black.

Company History – Present Status

Between 2005 and 2009, Carbon Green, predecessor, CBp Carbon Industries, Inc. (now the company’s largest shareholder) raised over $75 million, validated its technology and completed the construction of its plant in Cyprus. This plant has a production capacity of 6,000 tons throughput per year and is being upgraded to 10,000 tons per year; with the upgrade originally scheduled to be completed by the 4th quarter of 2010. Carbon Green, NA’s next generation modular plant, with a capacity of 45,000 tons per year, is planned for Southern Ontario with only the site negotiations to be finalized.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Executive Summary – Carbon Green

At least one billion car and truck tires reach their end-of-life each year. It is estimated that in the United States alone there are in excess of one billion tires in piles and landfills with approximately 10 billion tires stockpiled around the world. These discarded tires are a major environmental hazard that has the attention of governments worldwide. The very attributes that determine the quality and durability of tires makes them difficult to recycle. Until Carbon Green, developed its technology, tire recycling companies had not found an economically viable way to extract the carbon black and reprocess 100.0% of scrap tires into valuable end-materials. Carbon Green, NA. is the first company with the capability to monetize profitably on this environmental problem, and business opportunity, and has proven the process and its commercial viability with its 6,000 ton per year plant in Cyprus. Furthermore, the company’s Carbon Green product has been tested and authenticated as a carbon black substitute by third party laboratories, by tire manufacturers and by the European Union through the German and French rubber institutes.

Carbon Green is derived from the company’s patent pending technology and is one of their most important output products. The pyrolysis technology separates tires into their component parts and post-processes the outputs. A total of four (4) PCT patent applications, covering 128 countries, have been filed and additional National applications have been filed in Taiwan and Argentina relating to the process and technology. A fully operational commercial pyrolysis facility has been built in Cyprus, an EU country, capable of processing over 6,000 tons of ELTs per year.

Pyrolysis is the transformation of a substance into one or more other substances by heat alone without oxidation. Pyrolysis is the thermal distillation or decomposition of tires into oils, off-gases, steel and carbon black.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Twenty - Year Production Contract

Carbon Green, NA. has entered into a 20-year ‘take or pay’ contract with the world’s largest supplier of raw rubber to the tire industry, the Triputra Group, which conducted its own extensive assessment of Carbon Green. Triputra is required to take, as per the agreement, up to 200,000 tons of Carbon Green per year for the first ten years and up to 500,000 tons per year for the next ten years. Carbon Green, NA. retains the option as to when and to whom it determines to deliver. The first ten-year contract volume is sufficient to absorb the entire Carbon Green output of up to 16 full sized plants of 45,000 tons (5 million tires) per year, per plant, of which approximately 30.0% converts to Carbon Green. Other interested parties, both rubber suppliers and tire manufacturers, have expressed a desire to purchase Carbon Green.

Market Fundamentals

As a tire recycler, Carbon Green, NA. operates in the valued added technological industrial processing sector of the tire manufacturing and recycling chain. The industry is under increasing pressure from governments to become more efficient. This means that an innovative player, with superior technology, like Carbon Green, NA., has the opportunity to capture a significant share of the market, to restructure that market and to become an industry leader.

The environmental issues around ELTS are addressed with increasingly stringent regulation by governments all over the world. The United States courts recently ruled that the burning of waste tires for tire derived fuel (TDF) must be declared as hazardous due to the toxic emissions that are released. Furthermore, the EU recently outlawed all tire dumping in landfills and has imposed recycling with gate fees for scrap tires. ELTs are Carbon Green, NA.’s raw material and they come at no cost or with positive contribution as a consequence of gate fees. In addition the company has received the beneficial distinction of having been chosen as “best available technology” via studies conducted by the German and French Rubber Institutes acting on behalf of the European Union, as possessing the only tire recycling technology which achieves the European Union’s directives and targets for tire recycling.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Cost Competitive Position in Carbon Black Production

Carbon black is a key component for tire manufacturing and it is the most commonly used filler and reinforcer for rubber, making up approximately 30.0% of the weight of a tire. More than nine million tons of carbon black is produced annually, representing a global $9.0 billion market, with demand growing at 4.0% per year.

The market is dominated by large chemical companies of which only a few are dedicated to carbon black production. All producers rely on conventional carbon black production processes, using oil residue from refineries as the basis. As oil refining has become more efficient, the industry is now starting to experience a shortage from its traditional oil refining sources. In comparison with these producers, Carbon Green, has a significantly better cost position due to its independence from high-priced oil, its efficient production process and its environmentally positive manner of producing Carbon Green.

The company’s plant configuration, utilizing 15,000 ton modular production lines, allows the company to easily scale its operations due to the turnkey plant construction approach using standard component parts that will facilitate rapid assembly.

Carbon Green plans to build five (5) 45,000 ton plants in the first phase of its development plan. The second phase of development, beginning in 2014, will be driven by leveraging corporate profitability to enhance shareholder value. In addition to five corporate plants, the company plans to sell licenses beginning in 2012. Each licensed plant will also pay a production royalty of $30 per ton of tires processed.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Assuming achievement of Carbon Green’s growth plan, annual gross revenue is forecasted at $680,670,000 by 2014 (Cyprus plant plus a projected five plants completed), delivering a projected annual EBIDT of $355,170,000. Historically, the main factor affecting carbon black’s value has been the price of oil (Carbon Green economics still remain positive at oil prices as low as $25/barrel), however, over the last couple of years, the price of carbon black has de-coupled from the price of oil. Although the price of oil has dropped over the last year, the price of carbon black has actually risen, due to the continuing shortage of feedstock and production. Using the present projections, assuming stability of the assumptions, the internal rate of return is projected at 300.0%, based on forecasted cash flow over five years. The company plans a capital expenditure of $115,000,000 in fiscal 2011 and 2012 to enhances its capital reserves. If greater amounts are raised, the company’s growth plans will accelerate.

Proposition and Main Product: Carbon Green

Carbon Green is a substitute for all applications of carbon black filler N774 and N660 – the most common grades of carbon black used in the manufacture of tires. These grades sell in the range of $800 per ton for N774 to $1,000 per ton for N660 (pellitized). The cost to produce Carbon Green is attractively low and allows the company, if necessary, to sell its product at a discount to the carbon black market. The manufacturers that use Carbon Green will reduce material costs without an adverse effect on the properties of their manufactured products and will reduce their carbon footprint at the same time.

The output derived by the recycling of ELTs is valuable to three (3) key stakeholders:

Carbon black consuming companies, mainly tire and rubber producers. Carbon Green offers a price-competitive and environmentally friendly substitute for oil-based virgin carbon black – Carbon Green.

Governments: Carbon Green can solve the issue of ELT waste stream management and eliminate the stockpiles of used car tires. Governments often reward this with grants, subsidies and low/no interest loans to build the recycling plants.

Recycling operators such as tire haulers that are responsible for the disposal of ELTs, Carbon Green, offers an environmentally acceptable way for these entities to fulfill their obligation to process and / or dispose of ELTs.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Carbon Green has been thoroughly tested by independent institutes such as the Akron Rubber Development Laboratory, Cooper Standard, United States Council for Automotive Research LLC (USCAR), European Tyre Recycling Association (ETRA) and the German and French Rubber Institutes. Of those tests, two studies in particular are of specific interest:

Cooper Standard of the United States tested carbon black fillers and concluded that there were no material differences in properties between Carbon Green’s pyrolysis carbon black filler (Carbon Green) and N774 grade carbon black, and that Carbon Green could replace normal carbon black 100.0% in the manufacture of tires.

The other study was conducted by the Deutsches Insitut fur Kautschuktechnologie (DIK) and the French Ecole Nationale Suerieure de la Chimie Physique (ENSCP). They tested Carbon Green in a research project funded by the European Union under a cooperative research agenda. Carbon Green was benchmarked against seven (7) other fillers and two types of common industrial carbon black. Thorough tests for various physical properties such as carbon content, chemical purity, particle size and surface area were conducted. It was concluded that Carbon Green was the only filler obtained through a pyrolysis process that met the industry standard for carbon black fillers.

Recycling Technology

Based on its patent pending technology, Carbon Green, NA. has succeeded in fully recovering raw materials and energy from ELTs with minimal or no residual waste. Conventional carbon black requires large volumes of oil feedstock with substantial CO2 emissions. Carbon Green, Inc.’s functional fillers are recovered from ELTs and other scrap rubber from industrial waste, with very limited emissions. In addition to Carbon Green, steel and oil are recovered.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Patent Portfolio

Carbon Green, NA. has four (4) PCT patent applications filed which cover 128 countries and corresponding National applications have been filed in Taiwan and Argentina for its unique tire pyrolysis and carbon char upgrading process. While a few other companies are researching or scaling-up car tire recycling processes with the intention of producing carbon black substitutes, Carbon Green, NA. has a competitive advantage through its superior, already tested, patent pending technology and its commercially operating plant. Carbon Green, NA. believes it is currently the only tire pyrolysis company with a commercial size plant in continuous operation with up to 100.0% recycling that is profitable and has industry and government acceptance of all its products.

Years of testing has made the Carbon Green, NA. process more efficient and has improved the quality of its products. This has led to patents being filed in the fields of process technology and application technology. The improvement of the technology is an ongoing process and the company intends to file patent applications on a regular basis.

Carbon Green Inc. – Patent Applications (Status)

The World Intellectual Property Organization (WIPO) is a specialized agency of the United Nations. It is dedicated to developing a balanced and accessible international intellectual property (IP) system, which rewards creativity, stimulates innovation and contributes to economic development while safeguarding the public interest. WIPO was established by the WIPO Convention in 1967 with a mandate from its member states to promote the protection of IP throughout the world through cooperation among states and in collaboration with other international organizations. It is headquartered in Geneva, Switzerland.

The Patent Cooperation Treaty (PCT) is a Global Protection Treaty administered by WIPO. The Patent Cooperation Treaty aims to provide a simplified and less costly method of preserving the rights to file a patent application in member countries. It seeks to achieve this by providing what is known as a PCT application. The Patent Cooperation Treaty has 142 member countries, as of August 2010.

File Number	International Patent App. No.	Type	Country
CBp-oooo5-US2	12.734069	Elastomer composition with reclaimed	US
Filler materials
CBp-00008-PCA	PCT/USO8/11615	Arrangement for classifying	WO
Particles in a pyrolysed char
CBp-00008-US2	PCT/USO8/12562	Arrangement for classifying	US
Particles in a pyrolysed char
CBp-00009-PCA	PCT/USO8/12562	Asphalt composition using pyrolysed	WO
Carbonaceous materials
CBp-00009-US2	12/734537	Asphalt composition using pyrolysed	US
Carbonaceous materials
CBp-00011-PCA	PCT/USO3/11616	Enhanced fine agglomerate mixture	WO
CBp-00011-US2PCA	12/734085	Enhanced fine agglomerate mixture	US
CBp-10005-AR	PO80104407	Elastomer composition with	AR
Reclaimed filler material
CBp-10005-CA	PCT/USO8/11613	Elastomer composition with	CA,CN,EP,
		Reclaimed filler material	HK,JP,KR,MX,
MY,SG,TW
CBp-10008-AR	P080104408	Elastomer composition with	AR
Reclaimed filler material
CBp-10008-CA	PCT/USO8/11615	Arrangement for classifying	CA
CBp-10008-CN	PCT/USO8/11615	Arrangement for classifying	CN
Particles in a pyrolysed char

Carbon Green, Inc.

A Start Up Specific Market Valuation

File Number	International Patent App. No.	Type	Country

CBp-10008-EP	08836854.3	Arrangement for classifying	EP
Particles in a pyrolysed char
CBp-10008-HK	PCT/USO8/11615	Arrangement for classifying	HK,JP
Particles in a pyrolysed char
CBp-10008-KR	102010-7010213	Arrangement for classifying	KR
Particles in a pyrolysed char
CBp-10008-MX	MX/a/2010/003920	Arrangement for classifying	MX
Particles in a pyrolysed char
CBp-10008-MY	PCT/USO8/11615	Arrangement for classifying	MY
Particles in a pyrolysed char
CB-10008-SG	PCT/US08/11615	Arrangement for classifying	SG
Particles in a pyrolysed char
CBp-10008-TW	97138976	Arrangement for classifying	TW
Particles in a pyrolysed char
CBp-10009-AR	P08004901	Asphalt composition using pyrolysed	AR
Carbonaceous materials
CBp-10009-AR	P08004901	Asphalt composition using pyrolysed	AR
Carbonaceous materials
CBp-10009-CN	PCT/US08/12562	Asphalt composition using pyrolysed	CN
Carbonaceous materials
CBp-10009-EP	08847588.4	Asphalt composition using pyrolysed	EP
Carbonaceous materials
CBp-10009-KR	PCT/US08/12562	Asphalt composition using pyrolysed KR,MX,
		Carbonaceous materials	MY,CA
CBp-10009-TW	97143161	Asphalt composition using pyrolysed	TW
Carbonaceous materials
CBp-10011-AR	P80104427	Enhanced fine agglomerate	AR
Mixture
CBp-10011-CA	PCT/US08/11616	Enhanced fine agglomerate	CA,CN
Mixture
CBp-10011-EP	08838311.2	Enhanced fine agglomerate	EP
Mixture
CBp-10011-HK	PCT/US08/11616	Enhanced fine agglomerate	HK,JP
Mixture
CBp-10011-KR	10-2010-7010212	Enhanced fine agglomerate	KR
Mixture
CBp-10011-MX	MX/a/2010/003919	Enhanced fine agglomerate	MX
Mixture
CBp-10011-MY	PCT/US08/11616	Enhanced fine agglomerate	MY,SG
Mixture
CBp-10011-TW	97138977	Enhanced fine agglomerate	TW
Mixture

Carbon Green, Inc.

A Start Up Specific Market Valuation

Growth Strategy

There is a tremendous opportunity to monetize the technology and to capture the value from the company’s first mover competitive advantage by rapidly developing full-scale plants. The company is starting its rollout in Canada and the United States and looks to establish a footprint of five (5) company-owned plants by 2014 which will have a total processing capacity of over 225,000 tons. In addition to building company-owned plants, Carbon Green, is forecasting to market its intellectual property to licensed operators. This will ensure they are strategically positioned globally to be the dominant player in the production of a carbon black substitute in all major markets.

Carbon Green’s operation is easily scalable due to the turnkey plant construction approach based on a fifteen thousand (15,000) ton module scaled on their successful Cyprus model. The company plans to roll out its business strategy in three (3) phases, and to maximize shareholder value by focusing on growing organically beyond its first three plants.

Carbon Green, Inc.

A Start Up Specific Market Valuation

 Phase I – 2011 - 2014

The company is taking a realistic approach to expansion during Phase I of its growth to maximize investor return, and has set an attainable and profitable goal of five (5) plants of 45,000 ton capacity in operation in North America. The company has commenced site negotiations for the first plant to be located in Texas targeted to commence operations in the fourth quarter 2011. The other four (4) plants that are part of the plan will be built in the United States and Canada.

Phase II

Three (3) license agreements in South America, Europe and Asia / Pacific - Middle East are to be concluded by 2011. The first plant for the Asia / Pacific area is projected in Kuwait in the Spring of 2012. License Fee is a one-time fee of $20 million per region and $30 royalty fee per processed ton.

With the company’s commercial scale plant operating 24/7 in Cyprus, and presently capable of processing 6,000 tons (600,000 tires) per year and expanded to 10,000 tons annually by 2011, Carbon Green, has validated its business model and believes its staged growth strategy will result in attractive and stable long-term investor returns.

Partnerships and Collaborators

Matador Holding (now Continental-Matador)

In 2005, Carbon Green’s, predecessor entered into a partnership with Matador Holdings with the aim to integrate Carbon Green in the Matador tire production process. Matador Holdings is the main tire producer in Slovakia, with annual revenue of 235 million Euro in tire sales and 5,000 employees. Recently, tire manufacturer Continental has taken a majority stake in Matador. Under the JV agreement, Carbon Green, Inc. has the opportunity to build a production plant. Matador would provide the plant with sufficient scrap tire feedstock and will purchase all the Carbon Green produced at a commercial price.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Triputra Holdings

Triputra Group (located in Indonesia) is the world’s largest producer of raw rubber for the tire and rubber manufacturing industry. Carbon Green, NA. has signed a 20-year “take or pay” agreement for 200,000 tons of Carbon Green per year for the first 10 years and 500,000 tons per year for the second ten years with Triputra. Carbon Green, NA. is working closely with engineers of Multistrata (a Triputra associate) to tune Carbon Green output for their industrial use.

Elastomer Research Testing

Elastomer Research Testing (ERT) is Carbon Green, NA.’s partner in the field of application technology. ERT is Europe’s leading testing lab, offering a complete range of equipment and know-how for the testing of elastomers and rubber compounds. Its founders, Mr. J. van Kranenburg and Mr. Ir. J. Baaij, have extensive experience and broad knowledge of elastomer properties and applications. ERT’s major client is Goodyear Tire and Rubber Company.

Carbon Green’s Pyrolysis Process

Carbon Green’s pyrolysis process consists of a pyrolysis reactor that reduces the ELT’s into oil, steel and carbon char (30.0% of output) and then post treats the carbon char to produce Carbon Green. The company’s commercial plant in Cyprus is continuously producing marketable oil, steel and Carbon Green, and entered profitability in June 2010. All Carbon Green, Inc.’s plants will follow the same product flow process.

The waste tires are shredded and carried on a magnetic conveyor that removes 96.0% of the steel to the pyrolysis reactor. The shredded tires are continuously fed into the horizontal pyrolysis reactor and heated in a controlled environment. The rubber liquefies and breaks down. The volatile compounds are collected and condensed to oil in the condenser and the remaining off-gases are used as energy for the reactor. After being filtered for residual steel, the remaining material is a carbon char (about 30.0%) which is converted to nano-sized particles to produce Carbon Green. Carbon Green is produced utilizing the patent pending Carbon Green process and custom processing machinery that grind and separate the carbon char nano particles. The pyrolysis process is very clean as it produces no effluents, recycles 100.0% of the input and all of the processes are executed in a controlled environment with a minor amount of exhaust from off-gas burning to produce energy that produces no noxious emissions (minimal carbon dioxide and water being the only emissions).

Carbon Green, Inc.

A Start Up Specific Market Valuation

The four (4) main products from the company’s pyrolysis process are:

Carbon Green – an industry-accepted replacement for virgin semi-reinforcing and the filler carbon black, like N774 and N660 and has excellent properties. The Carbon Green produced represents about 32.0% of the original weight of the tires processed.

Recycled steel recovered from steel-belted tires represents about 14.0% of the weight of the tires processed.

Oil recovered from the process represents about 42.0% of the weight of the tires processed. The oil is #2 diesel equivalent or, with some filtering, home heating oil quality. The oil can also be used to generate electricity, sold as a feedstock to chemical refineries or converted to other valuable commercial products.

Highly volatile hydrocarbons, which represent about 10.0% of the weight of the tires processed are burned to generate the thermal energy needed for the pyrolysis process.

Thus, 100.0% of the weight of the processed tires is recovered as commercially valuable products.

Corporate Structure and Management

Carbon Green, NA.’s executive team has been developing and building the company for over five years, establishing relationships and industry acceptance within the rubber and tire industry. Carbon Green, NA. is widely known within the industry and has relationships with some of the key decision makers.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Officers and Directors

John T. Novak – President and Director

Mr. John Novak has been an entrepreneur and a businessman for more than 25 years. For the last 19 years, he has been developing successful new businesses in Europe and North America. Former activities include senior advisor to the Managing Director of the Creditanstaltbank (Austria) regarding privatization matters in Central / Eastern Europe. Mr. Novak is the founder, president and director of several companies operating principally in Europe with business activities in manufacturing, technology, real estate development, IT, product distribution and investment banking and holds a seat (TPH) on the Chicago Climate Exchange (CCX). Other positions included Chairman and President of the Canadian Chamber of Commerce in Central and Eastern Europe. He oversees all issues relating to business development and government issues.

Michael P. Horne – Chief Financial Officer

Carbon Green’s financial operations will be led by its CFO, Mr. Michael Horne, the former CFO of Traxis Group, a billion dollar transportation group in 2009. Mr. Horne rose through the Ford financial system to Controller of North American Operations for Visteon Corporation – Ford’s former automotive parts division ($17 billion dollar venture). Mr. Horne was involved in taking Visteon public from Ford and was in charge of taking Visteon manufacturing system through passage of Sarbanes-Oxley for Visteon. At Traxis, Mr. Horne contributed to two year restructuring turnaround as CFO of Traxis and COO of the largest division of Bluebird School Bus, contributing to over $100 million improvement in EBITDA. Mr. Horne has over 25 years experience in financial manufacturing controls and processes.

Mr. Horne earned a Bachelor of Business Administration in Marketing and Master of Business Administration in Finance from the University of Notre Dame.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Kenneth Lee – VP Finance, Secretary and Director

Mr. Kenneth Lee has served as a director for several public companies over the years. He graduated with a Bachelor of Commerce, Accounting from the University of British Columbia in 1973. He articled with Touche Ross & Co. in 1973 and obtained his Chartered Accounting designation in 1975. He continued to work with Touche Ross & Co. until 1980, when he opened his own practice, now under the name Ken Lee & Company Chartered Accountants. The focus of Mr. Lee’s practice is audits, review engagements, compilations, tax planning and general accounting matters. Over the years, the practice has provided consulting focused on taking companies public.

Peter K. Jensen – Legal Counsel & Director

Mr. Peter K. Jensen holds a Bachelor of Science and two Law degrees from McGill University. In 1981, he commenced the practice of law in the corporate and securities fields in British Columbia. In 1987, he formed his own law firm now under the name Jensen, Lunny, MacInnes, one of the senior corporate and securities firms in Vancouver. Mr. Jensen has a wide range of legal counseling experience internationally and has a depth of experience in trans-border transactions. Mr. Jensen has been and is a director of a number of private and publicly traded companies, has been a board member of companies with capitalization in the hundreds of millions (USD) and has assisted in the raising of finances for these companies in Canada and the United States.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Adi Muljo – Director

Mr. Adi Muljo is responsible for identifying and developing markets for Carbon Green, NA.’s products in North America, Europe and the Far East. He is currently interim acting CFO. Between 1971 and 1998, he held senior executive positions with the Astra Group, Indonesia’s largest conglomerate and the world’s biggest producer of rubber and rubber products. He served as General Manager of its Xerox Division and as Managing Director of Inter Delta, Indonesia’s sole distributor for Kodak and Canon. From 1981 until 1998, he headed Astra’s Vancouver and Baltimore offices, overseeing the company’s expansion in North America. In 1998, he founded the AMG Group, based in Maryland, to promote trade between North America and several Asian and European countries. Mr. Muljo holds a Bachelor of Arts in Economics and a Master of Business Administration in Finance.

Conclusion

The company has succeeded where many have failed, by developing Carbon Green, a patent pending pyrolysis process that produces a commercial grade substitute for carbon black. This first to market technology solves an immediate and long term environment problem. From an investor’s prospective, much of the risk has been reduced because the company has successfully built a high capacity commercial plant utilizing its proprietary process and secured a contract for its production. Due to this, the company believes:

The 20-year take-or-pay contract insured a long term market for Carbon Green product and sustained shareholder profitability;

Carbon Green represents a compelling opportunity for investors in an emerging clean-tech market;

Patent pending intellectual process provides first mover advantage;

Identifiable and multi-pronged growth potential;

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A Start Up Specific Market Valuation

The management team has the relevant credentials to push this project forward;

Advanced stage as company has built a commercial validated plant; and

Two-stage financing over 24 months, totaling $50 million will provide sufficient funds to grow the company and position it to be the “Green Source” for a carbon black substitute.

While the company has the potential for solid success, several factors could come into being to inhibit or derail the company’s potential:

New technology is being developed that can do it better and cheaper, making Carbon Green obsolete;

New competition with similar process will enter the marketplace - better funded;

A new and unique use of tires will be discovered - without disposal - i.e. they are used as feedstock etc.;

Organization find funding on “our terms” - VC’s want control that leads to key staff departures;

“Green” priorities by countries and states (United States) is relegated due to financial crisis…loss of jobs and afraid to hurt business takes precedent. Market enthusiasm and investment for green declines;

Scalability of project is unreasonable;

Forecasts are unrealistic;

Delays in plant construction could severely hamper expansion efforts; and Oil residue from other sources is available to tire companies.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Intellectual Capital – A New Form of Wealth

Since Carbon Green is projecting to undertake a semi new type of process, this can be classified as “new” or “innovative” capital. The idea of capital as a euphemism for a strategic business asset is not new. Economists frequently describe the basic resources necessary for an industrial enterprise in terms of the three classic kinds of assets: land, labor, and capital. But the idea of intellectual capital is a new one; it brings to the foreground the brainpower assets of the organization, recognizing them as having a degree of importance comparable to the traditional land, labor, and tangible assets.

If a survey were conducted, there would be agreement that many modern companies are filled with intellectual capital: law firms, consulting firms, software companies, computer companies to name but a few. But if the survey went out to ask people to define what intellectual capital is, there would be a wide range of answers. These answers would not converge onto one simple definition of intellectual capital, but rather on many. The range of views and the number of terms used to describe and define intellectual capital are broad, without a clear focus, and often confusing. Some of the same terms appear in many of the definitions yet seem to have different meanings in each.

For example, the following list of “capitals” is frequently, and differently, used in descriptions or definitions of intellectual capital: human capital, customer capital, stakeholder capital, cultural capital, relationship capital, organizational capital, structural capital, process capital, and economic capital.

In contrast to the list of confusing and ever-changing types of capital, there is substantial agreement on the activities and elements that constitute the capital of interest here: intellectual capital. Picture the elements of IC as balloons in a pile. If the balloons were piled on the floor of a room, each observer in a different part of the room would have a different perspective on intellectual capital. Someone interested in knowledge or knowledge management would see one face of the pile. From another perspective, the elements of intellectual capital would present a different face.

Carbon Green, Inc.

A Start Up Specific Market Valuation

The diversity of opinion on just exactly what intellectual capital is results from the wide range of interests and perspectives on the subject. Each definition is consistent with the perspective and interests of its users and understandably often neglects or ignores the interests or perspectives of others. The users of intellectual capital tend to fall into several groups as listed below, each with strongly held and sometimes vehemently defended points of view.

Knowledge and Learning. People with these interests tend to see human capital and the tacit components of intellectual capital in the foreground. They are concerned primarily with the creation of new or more knowledge and methods and environments in which creative processes can be most productive.

Knowledge Management. This term is often used as a synonym for computer-based information systems. People with this area of interest concern themselves with the identification of data or information, where it resides, where it needs to be, and how to get from point A to point B in the most efficient manner.

Innovation Management. This term is sometimes used to describe the management of research and development (R&D). People with this interest focus on how to improve the efficiency and effectiveness with which ideas are generated and screened to identify those of greatest interest or value to the organization.

Capital Markets. People with an interest in capital markets see intellectual capital as a business asset and are concerned with the amount of a firm’s intellectual capital, how it is valued, how its value affects the company balance sheet, and how to provide value information to current and potential stockholders.

Shareholders. People in this group have a financial interest in a business enterprise. They see the firm’s intellectual capital as a business asset and are interested in both the amount and the use of a firm’s intellectual capital. Their interest usually centers on how the intellectual capital can be focused and leveraged to improve profitability or strategic positioning.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Company Managers. These are the people who manage the firm’s intellectual capital. They, too, see it as a business asset, but their focus is on how to manage it in order to increase both its amount and, more importantly, its ability to increase cash flow. Company managers involved with intellectual capital are most often focused on creating the firm’s future cash flow, economic profit, and sustainable competitive advantage.

VALUATION METHODS OUTLINE

The purpose of this analysis is to project the most probable economic value, on a conservative basis of the research and development that was being undertaken by Carbon Green. The economic valuation we are seeking is a Specific Market Value per the terms and condition of a Letter Agreement dated February 7, 2011 and not a Fair Market Value as defined as - (FMV – Treasury Regulation 20.2031-1(b); Revenue Ruling 59-60, 1959-1 C.B. 237; as modified by Revenue Ruling 65-193; I.R.B. 1965-2, and Revenue Ruling 68-609, I.R.B. 1968-48) concept, as opposed to a liquidation value or a book value. In order to obtain such a valuation, several methods can be selected, including – Comparative Company Method, Excess Earnings Method or Discounted Cash Flow method which encompasses Capitalization of Earnings. Each of these methods will be outlined and explained below.

The Comparative Market Method

The idea behind the comparative market method is that the value of companies, organizations, products or intellectual property involving comparative concepts in the same or similar industry provide objective evidence as to values at which investors are willing to buy and sell in a specific industry.

In applying the comparative market valuation approach, the consultant usually computes a value multiple for each comparative market. The appropriate multiple is then determined and adjusted for the unique aspects of the organization or intellectual property being valued. This multiple is applied to the organization being valued to arrive at an estimate of value for the appropriate ownership interest. A market multiple represents a ratio that expresses the fair market value of an organization or intellectual property as a percentage of annual net revenues (or financial position) as the denominator. Value multiples can either be computed on a per share basis or a total annual earnings or other measure. The most well known value multiple is price / earnings whereby a company’s stock price or an item (or a group of items) of intellectual property is divided by its earnings or earnings per share. Once a number of comparative organizations or intellectual property(ies) and their adjusted financial information has been selected, the last step is to determine and compute the appropriate value multiples.

Carbon Green, Inc.

A Start Up Specific Market Valuation

In valuing organizations and / or intellectual property, the comparative method, also sometimes known as or referred to as market data comparable approach, is not a truly solid method of valuation. As noted, the approach requires the analyst to have first hand information of actual purchases or sales of similar organizations or intellectual property and evidence that these scientific / technological undertakings and / or intellectual property are comparable in “economic fiber” to the specific scientific organization under analysis. The database of comparative sales and transactions must be broad based and contain data involving a good number of similar and operating technological and / or intellectual properties in the same “arena” as that of Carbon Green. In addition, the database must also contain dispersed organizations in relation to geographic locations, size, average revenues, mark-ups utilized, and a whole host of other economic and financial data that is often confidential in nature and difficult to obtain on a complete and accurate up-to-date basis.

Based upon the above, in order to place all of the variable information into a useable number or guideline, a price-annual or revenue multiplier has often been utilized in recent years. Here, a corporation’s revenues or revenues from some specific intellectual property are capitalized by the price-revenues multiple and the result is an estimate of the fair market value of the subject organization or intellectual property under analysis. While this approach can often require little solid finance or economics as it analyzes completed transactions, the accuracy of the final valuation is also based upon general overall data often times referred to as a “rule of thumb” analysis.

Carbon Green, Inc.

A Start Up Specific Market Valuation

This technique is not relied upon as heavily as the other methods in corporate America as other methods have become more customized and tailored to the specific corporation or intellectual property under analysis. In addition, in order for this technique to be properly implemented, the comparable organizations must usually be ongoing and operating, or in effect, producing an income from already established / approved and ongoing techniques. Lastly, an analyst would have to know, on a first hand basis, actual data, income and expenses of the organizations that are being utilized as the basis for a valuation. In the highly competitive and specialized scientific communities, such data is often not available, as it is considered highly confidential.

In reflecting upon and combining the above factors, the comparative market approach cannot be utilized in the valuation of the intellectual property and / or an organization such as Carbon Green since neither Carbon Green nor many organizations that could be utilized as potential comparatives provide publicly available information in regard to their scientific / technological undertakings. Further, the comparative market approach usually denotes ongoing organizations with successful products or services. As of the date of this economic damage / valuation report, not many organizations have established an ongoing stream of income from intellectual property similar to that of Carbon Green. While there are many publicly traded organizations in the areas of - “Hazardous Waste Management” (SIC 4955) and “Refuse Systems” (SIC 4953) and that include - Clean Harbors, Inc. (CLH), Republic Services, Inc. (RSG), Stericycle, Inc (SRCL), Waste Connections, Inc. (WCN), and Waste Management, Inc. (WMI), via the present stage of scientific and technology endeavors, there are no strict comparables with which to analyze Carbon Green.

The Excess Earnings Method

The excess earnings method was developed by the United States Treasury Department in 1920 in Appeals and Review Memorandum 34 (ARM 34). Its current version is found in Revenue Ruling 68-609. The excess earnings method is commonly used in valuing a wide variety of small businesses.

Carbon Green, Inc.

A Start Up Specific Market Valuation

The idea for the excess earnings method is to compute the company’s equity value based on the “appraised” value of tangible assets, plus an additional amount for intangible assets. A company’s tangible assets should provide a current return to its owners. Since there are risks associated with owning a company’s assets, including paying substantial sums for intellectual property, the rate of return on those assets should be commensurate with the risks involved. That rate of return should be either the prevailing industry rate of return required to attract capital to that industry or an appropriate rate above the risk-free rate.

Any returns produced by the company or the specific intellectual property above the rate on tangible assets are considered to arise from intangible assets of the organization. Accordingly, the weighted average capitalization rate for tangible assets and intangible assets should be equivalent to the capitalization rate for the entire company.

While the Internal Revenue Service and a substantial number of professionals in the Financial and Economic industries have come to utilize and rely upon this valuation technique, this method is usually employed and relied upon in the analysis of professional and medical practices. In these instances it is the earnings of the professional that are above “normal compensation” as determined by industry standards that create the corporate value. In the matter at hand, especially for specific and unique intellectual property, no such normal base or industry standards have been collected, published or made available and therefore the excess earnings method in spite of its sound, fundamental and economic underpinnings, cannot be utilized for the present intellectual property valuation under analysis.

Discounted Net Cash Flow Approach

The Discounted Net Cash Flow Approach and the Capitalized Returns Approach are based upon the premise that the value of an ownership interest in a company or an income producing asset or a group of assets is equal to the net present value of the future benefits of that ownership. The two (2) well-known and accepted valuation approaches that directly use this premise are The Discounted Net Cash Flow Approach and the Capitalized Returns Approach.

Carbon Green, Inc.

A Start Up Specific Market Valuation

The Capitalized Returns Approach tends to be the more appropriate valuation method when it appears that an organization’s or intellectual property’s current use or operations are indicative of its future operations (assuming a normal growth rate). On the other hand, if there is going to be a sale or transfer of an organization or intellectual property asset, the Discounted Net Cash Flow Approach tends to be more appropriate, since future returns could be expected to be “substantially different” from the current. (“substantially different” means materially greater or less than a normal growth rate.) In some cases, it may be desirable to use both of these approaches to estimate a company’s specific piece of intellectual property value.

The Discounted Net Cash Flow Approach requires an analyst to quantify the financial benefits associated with future ownership of a specific ongoing corporate organization or use of intellectual property such as - “patents”, “ideas” or “concepts”. In order to achieve these goals, projection of net cash flows are made for a specific period of time, usually five (5) to eight (8) years. Usually, the projected number of years equates to the length of time it would take for an organization or some new intellectual property to be created, from the ground up, and become comparable to an on-going corporate entity or intellectual property that is competitive with the established product or organization. The projection requires an income forecast, usually by category of income (type of product, number of products sold, length of existing contracts and type of sales organization utilized), an expense forecast, based upon the normal expected future costs (allowing for inflation) to operate either the organization or the output (“product”) from the intellectual property and an investment forecast for expenditures on new equipment, if any, and a cost of capital forecast.

This last forecast takes into consideration the total capital structure of the organization and / or the new development of specific intellectual property, along with the inherent risks that inure to the specific corporation or asset in a specific industry based upon known or reasonably projected economic, financial and legal ramifications as reflected in the discount rate chosen. The fair market value of the organization or intellectual property under analysis is then the cumulative present value of all future cash flows.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Since the overall aspects of the potential benefits and use of specific intellectual property, being sought by Carbon Green has not been achieved, might and might not be fully achieved, the discounting of future net cash flows is highly speculative. While the discounting of future net cash flows from organizations in formation can be undertaken, those organizations and the associated discounting of their potential future cash flows generally rely upon products or services that have been utilized in the overall marketplace by others. However, in the matter under analysis, the potential output of Carbon Green has not been fully achieved by any organization, as of the valuation date. Projections of income, especially in the unique arena in which Carbon Green is seeking success, namely forward “cutting edge” areas of pyrolysis and the utilization of specialized resulting oils, could be considered speculative in nature.

Therefore, the most appropriate methods to utilize are the sensitivity analysis and Monte Carlo concepts, as of 2011. The undersigned will utilize these economic and financial approaches that reflect a moderate / high degree of financial and economic uncertainty for future periods. In as much as the “concepts” or “ideas” of Carbon Green have not yet been fully tested in the overall marketplace, a solid degree of future production / sales / market / business acceptance / uncertainty clearly exists with respect to the intellectual property being developed by Carbon Green. As such, future or predictive cash flows based upon directly reliable data are not available. To value the “concepts” or “ideas” of Carbon Green, as outlined and explained in this analysis, the undersigned, who does not have much actual prior product sales or financial data and thus will utilize and rely upon a Sensitivity Analysis and Monte Carlo concepts per the terms of a Letter Agreement dated February 7, 2011 to create a Specific Market Valuation (“SMV”) for the organization, Carbon Green, NA.

A SENSITIVITY ANALYSIS OUTLINE

A sensitivity analysis is a variation on a set of scenarios or the process of varying model input parameters over a reasonable range (range of uncertainty in values of the model’s parameters) and observing the relative change in the model’s response. The basic idea with a sensitivity analysis is to vary one of the variables, usually one at a time, and then observe how sensitive the results change or respond to that one variable. Typically, the purpose of a sensitivity analysis is to demonstrate the variable nature of the model to simulations of uncertainty in values of the model’s input over time. By use of this technique, a sensitivity analysis is useful in pinpointing those variables that deserve the most attention and / or that have the most impact on the model and its outcome.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Sensitivity analyses are also beneficial in determining the direction of future data collection activities. Data for which the model is relatively sensitive would require future characterization, as opposed to data for which the model is relatively insensitive. If certain data are determined to be insensitive to variations in model input parameters, the model might need to be examined for possible reasons for this insensitivity. Basically, in a sensitivity analysis, decision makers possess a tool that allows them to explore the importance of each individual assumption, holding all other assumptions fixed with regard to the specific project or model under analysis. To conduct a sensitivity analysis, one usually establishes a “base” set of assumptions for a particular project and calculates the return or income based upon those assumptions. Then, those conducting the analysis allow one variable to change and recalculate the income or cash flow based upon this new criteria. By repeating this process for all of the major unknown or future variables, decision makers can both observe the changes in the assumptions and calculate / project the most probable or reasonable financial possibility / projection.

While sensitivity analysis portrays the effects of changes in a single variable, a scenario analysis is just a more complex variation of sensitivity analysis. Rather than just adjusting one assumption, analysts can conduct scenario analysis by calculating a whole set of assumption changes via changes in several key variables. Developing realistic scenarios, an analyst has to consider the interrelationships between the different income / cash flow assumptions. Analysts ponder questions regarding market rates of growth, absorption, sales prices, costs of production, competition and the overall level of economic activity.

An even more sophisticated variation on the scenario analysis is the Monte Carlo simulation. In a general simulation, analysts specify a range or a distribution of potential outcomes for each of the model’s assumptions. Analysts in Monte Carlo simulations develop probability distributions of each variable and computer-generated “draws” are made from each distribution to determine a targeted “bottom line”. For example, if a rate of return is being simulated, distribution of such items as rents, income and operating expenses are developed and a “draw” is made from each distribution, resulting in a single estimate. This process is repeated many times, thereby creating a probability distribution of a rate of return or most likely outcome. The use of Monte Carlo simulations for real estate was popularized in 1973 by Steve Pyhrr in the American Real Estate and Urban Economic Association Journal article entitled “A Computer Simulation Model to Measure the Risk in Real Estate Investment” (June, 1973). A further outline of the Monte Carlo simulation approach is outlined below.

Carbon Green, Inc.

A Start Up Specific Market Valuation

AN OVERALL Monte Carlo OUTLINE

Monte Carlo Analysis is usually a computer-based method of analysis developed in the 1940s that uses statistical sampling techniques in obtaining a probabilistic approximation to the solution of a mathematical equation or model. It is one of the best-known solution approaches for probabilistic financial problems. Since its adoption by the Corporate Financial / Economic sectors its use for stress testing and other problems has occurred rapidly.

The word simulation refers to any analytical method meant to imitate a real-life system, especially when other analyses are too mathematically complex or too difficult to reproduce. Without the aid of simulation, a spreadsheet model will only reveal a single outcome, generally the most likely or average scenario. Spreadsheet risk analysis uses both a spreadsheet model and simulation to automatically analyze the effect of varying inputs on outputs of the modeled system.

One type of spreadsheet is called the Monte Carlo simulation, which randomly generates values for uncertain variables over and over to simulate a model.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Monte Carlo simulation was named for Monte Carlo, Monaco, where the primary attractions are casinos containing games of chance. Games of chance such as roulette wheels, dice and slot machines exhibit random behavior. The random behavior in games of chance is similar to how Monte Carlo simulation selects variable values at random to simulate a model. Just as a rolled die may come up with any number between 1 and 6, it is unknown which number until the die stops, the variables that have a known range of values, but an uncertain value for any particular time or event (interest rates, staffing needs, stock prices, inventory, etc.).

Solutions to probabilistic problems are generally moments of random variables which can be expressed as integrals. Integrals may then be solved either analytically or numerically. Since the solutions generally represent estimates, numerical solutions should be used when the exact analytical solutions are either very difficult or impossible to derive. Monte Carlo is one of several reasonable approaches to numerical integration. When using Monte Carlo software, the user should be aware of the number of simulations, the convergence rates, and error estimates. Since the problem is clearly important, one should not be satisfied with generic statements.

A large number of computations are required to do a Monte Carlo simulation. The numerical accuracy of large summations is not guaranteed because of the extensive rounding involved, which may add up to large errors. Statistical or mathematical software should be considered, as it is optimized for numerical accuracy and speed. Calculating Monte Carlo simulations using a spreadsheet may not be very accurate in solving probabilistic problems such as those of retirement planning, since the batch size is limited by the worksheet.

Convergence speed is not the same for all problems. Doubling the batch size does not necessarily cut the variance of the result in half. Therefore, it is necessary that, when testing a problem one try a number of scenarios and batches, repeating the same simulation over and over with different realizations of the pseudo-random numbers.

The quality of the random number generator should be investigated. If repeating the simulation results in the exact same result, the program may be using the same set of random numbers over and over, causing the testing accuracy to fall short.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Generally, Monte Carlo methods give, at best, a statistical error estimate, in contrast to various other numerical methods. A Monte Carlo calculation is typically of the following structure: carry out the same procedure many times, take into account all the individual results, and summarize them into an overall approximation to the problem in question. Once the method shows a convergence to the accurate result after an infinite amount of calculation time, interest shifts to the convergence behavior or, more specifically, its convergence speed.

Data Simulation Methods

Just as there are many ways in which one could obtain different variances in the original data, there are different methods and rules that can be applied to re-generate a new error distribution that most closely resembles the error in the original data. In cases where there is an uneven distribution of errors because of instrumental limits, as are present in absorbance optical systems, the noise synthesized for the Monte Carlo iteration should ideally reflect this property.

To conduct a Monte Carlo analysis simulation, several principles of good practice may be applied. The capabilities of current desktop computers allow for a number of “what if” scenarios to be examined to provide insight into the effects on the analysis of selecting a particular model, including or excluding specific exposure pathways, and making certain assumptions with respect to model input parameters. The output of an analysis may be sensitive to the structure of the exposure model. Alternative plausible models should be examined to determine if structural differences have important effects on the output distribution.

Numerical experiments or sensitivity analysis also should be used to identify exposure pathways that contribute significantly to or even dominate total exposure. Resources might be saved by excluding unimportant exposure pathways (that do not contribute appreciably to the total exposure) from full probabilistic analyses or from further analyses altogether. For important pathways, the model input parameters that contribute the most to overall variability and uncertainty should be identified. Again, unimportant parameters may be excluded from full probabilistic treatment. For important parameters, empirical distributions or parametric distributions may be used. Once again, numerical experiments should be conducted to determine the sensitivity of the output to different assumptions with respect to the distributional forms of the input parameters. Identifying important pathways and parameters where assumptions about distributional form contribute significantly to overall uncertainty may aid in focusing data gathering efforts.

Dependencies or correlations between model parameters also may have a significant influence on the outcome of the analysis. The sensitivity of the analysis to various assumptions about known or suspected dependencies should be examined. Those dependencies or correlations identified as having a significant effect must be accounted for in later analyses.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Although specifying distributions for all or most variables in a Monte Carlo analysis is useful for exploring and characterizing the full range of variability and uncertainty, it is often unnecessary and not cost effective. If a systematic preliminary sensitivity analysis was undertaken and documented, and exposure pathways and parameters that contribute little to the assessment endpoint and its overall uncertainty and variability were identified, the risk assessor may simplify the Monte Carlo analysis by focusing on those pathways and parameters identified as significant.

When data for an important parameter are limited, it may be useful to define plausible alternative scenarios to incorporate some information on the impact of that variable in the overall assessment. The risk assessor should select the widest distributional family consistent with the state of knowledge and test the sensitivity of the findings and conclusions to changes in distributional shape.

Variability represents diversity inherent in a well-characterized population. It can therefore not be reduced through further study. Uncertainty represents a lack of knowledge about the population, which can be reduced through further study. Separating variability and uncertainty during the analysis is necessary to identify parameters for which additional data are needed.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Numerical stability refers to observed numerical changes in the characteristics of the Monte Carlo simulation output distribution as the number of simulations increases. Ideally, Monte Carlo simulations should be repeated using several non-overlapping subsequences to check for stability and repeatability. Random number seeds should always be recorded. Accounting for important sources of uncertainty should be a key objective in Monte Carlo analysis. It is not possible to characterize all the uncertainties associated with the models and data. Qualitative evaluations of uncertainty including relative ranking of sources of uncertainty may be an acceptable approach to uncertainty evaluation, especially when an objective quantitative measure is not available.

Based upon the above outlines and combining and utilizing the basic concepts of a sensitivity and simulation analysis, projections for future income for the pyrolysis intellectual property of Carbon Green, NA. will be made in order to determine, as best possible, based upon the limited data a Specific Market Value for their “concepts” or “ideas”. A large scale computer Monte Carlo simulation analysis will not be undertaken based upon the fact there are only a few variables that can be utilized at this time to project or determine a future net income or cash flow, and the variables are subject to additional refinements via managerial or continuous corporate decision making. However, the underlying concepts of a Sensitivity Analysis Simulation along with a Monte Carlo simulation are utilized, herein.

A VALUATION ANALYSIS

Carbon Green - Intellectual Property Discounted Cash Flow Analysis

Intellectual Property / “concepts” or “ideas” for which there are limited or little actual historical sales, records, profits or data are most often valued for their future potential cash flow growth and profitability. In order to correctly value such “concepts” or “ideas” under this method, one needs to construct a series of the most likely Present Discounted Value of the “concepts” or “ideas” that are under analysis.

In as much as the intellectual property or “concepts” or “ideas” of Carbon Green, NA. is to be valued as a Specific Market Value (“SMV”) independent basis, three (3) distinct and separate discounted cash flow projections, simulations and sensitivity analysis were created, as denoted on the following pages per the terms and conditions of the Letter Agreement (as detailed below) as of February 7, 2011.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Carbon Green Specific Valuation

Per Purchase by Hunt Global Resources, Inc.

Overall Valuation Guidelines

Per the specific term of a Letter Agreement dated February 7, 2011 wherein Hunt Global Resources, Inc. via certain terms and conditions agreed to purchase Carbon Green, NA., Inc., the Senior Executives and the Board of Directors of Hunt Global Resources have engaged the services of the undersigned to value their acquisition – Carbon Green, NA., per the specific terms and conditions (not a general Fair Market Value [“FMV”]) of their acquisition, or namely a Specific Market Value (“SMV”).

In as much as the Letter Agreement allows for only certain segments, parts or cash flow returns to be allocated to Hunt Global, with the remaining rights, sections or cash flows reserved or allocated to others, who are not part of the acquisition transaction, the valuation must be constructed based upon the very specific terms of the rights and flows that Hunt Global has actually purchased from the sellers of Carbon Green. These rights, sections or cash flows are clearly enumerated in Schedule A of the Letter Agreement and allows for a specific valuation.

Based upon the above, the valuation will be based upon the following underlying premises:

a) The transaction between Hunt Global and Carbon Green is projected to close and become a final transaction during the second quarter (2nd Q) of 2011;

b) Hunt Global has been granted the sole and exclusive right to build between 0 - 5 domestic plants between 2010 – 2014. Domestic or North American plants for the purposes of the specific valuation include – Canada, the United States and Mexico. Plants built in any other location are not considered Domestic or North American plants;

c) Over and during the later part of 2011, the newly combined Hunt Global Organization (organization of the “old” Hunt Global and Carbon Green) will commence corporate efforts for the construction of the first North American Plant to be built, developed, owned and operated by Hunt Global;

Carbon Green, Inc.

A Start Up Specific Market Valuation

d) To properly reflect the economic/ financial efforts and corporate funds to be expensed by Hunt Global over and during the 2011 calendar year, especially their efforts commencing in the late 2nd Q and / or early 3rd Q in regard to the planning and pre-development / construction phases of their first (1st) North American Plant, Hunt Global will incur Administrative Costs. These costs are included and reflected in the valuation analysis under – Administrative Costs in 2011. While the exact full extent of all of these costs are not fully or exactly known in March, 2011, the costs are denoted and included at a substantial level (to be conservative in nature) to include and account for most contingencies that Hunt Global might incur over and during the preparation of their first operational plant;

e) The first North American operational plant of Hunt Global (exact location and configuration is not fully known as of March, 2011) is projected to become operational on a “ramp-up “ basis over and during the 3rd Q of 2012. Since the construction and development of Hunt Global’s first plant is expected to take approximately 10-12 months (August / September 2011 onwards) the Administrative Costs of this undertaking are included in the valuation projections for 2012 even though revenue from the completion and inauguration of the plant is denoted as only 2 months (2/12th) of 2012 to allow for contingencies and project 2012 (initial year) revenues on a conservative basis;

Carbon Green, Inc.

A Start Up Specific Market Valuation

f) Hunt Global will receive a Maximum total of $60.0 million in license fees based upon a license fee of $20.0 million Region outside of North America, namely $20.0 million from the Asia Pacific/Mid-East + Africa Region, $20.0 million from the South American Region, and $20.0 million from the European Region. All plants to be built in these regions do NOT pay any license fees that flow to Hunt Global. Any license fees additional plants might pay, would belong or flow to others, not Hunt Global in whole or part;

g) Hunt Global will receive an ongoing royalty of $20 per ton of waste rubber processed per plant they themselves do not own, or in other words operational plants outside of North America. Based upon the fact that a “Standard Carbon Green Plant” produces on a yearly basis 45,000 tons, then, Hunt Global will receive a projected gross of $900,000 per built and on line operating plant, from plants they do not own.

Based upon the above major ingredients of the Carbon Green purchase a specific valuation will be developed.

Carbon Green, Inc.

A Start Up Specific Market Valuation

SCHEDULE OF CASH FLOW MODEL
Carbon Green, NA. Three Developed Plants - Scenario 1

Green #1	Year 1	Year 2	Year 3	Year 4	Terminal
3 Plants	2011	2012	2013	2014
No. of Operational Plants	0	1/partial	2	3
Revenue
Gate Fees		187,500	2,250,000	3,375,000
Carbon Sales		840,000	10,080,000	15,120,000
Steel Sales		131,200	1,574,000	2,361,000
Oil Sales		6,375,000	76,500,000	114,750,000
RIM Income		3,187,500	38,500,000	57,375,000
License Fees-Other Sheet		0	0	0
Royalty Fees-Other Sheet		0	0	0
Total Revenue		10,721,250	128,654,000	192,981,000
Plant Operating Costs
Labor		1,350,000	2,700,000	4,050,000
Production Costs		225,000	450,000	645,000
Utilities		500,000	1,000,000	1,500,000
Bio Fuel Oil		12,000,000	72,000,000	108,000,000
Other Plant Expenses		1,000,000	2,000,000	3,000,000
Total Plant Expenses		15,075,000	78,150,000	117,225,000
Administrative Costs
Accounting & Legal	840,000	882,000	1,058,000	1,270,000
Management	2,500,000	2,625,000	3,150,000	3,780,000
Marketing	1,500,000	1,575,000	1,653,000	1,736,000
Advertising & Promotion
Consulting	500,000	525,000	552,000	578,000
Office Rent/Tel/Misc	2,000,000	1,440,000	2,016,000	3,780,000
Wages	500,000	550,000	605,000	1,736,000
Research & Development	2,000,000	500,000	500,000	500,000
Travel Expenses	450,000	517,000	724,000	1,014,000
Total Administrative Costs	9,490,000	8,614,000	10,258,000	12,365,000
Total Operating Costs	9,490,000	23,689,000	88,892,000	129,590,000
Income Before Taxes	-9,490,000	-12,967,750	39,762,000	63,391,000
Interest Expense	0	0	0	0
NET OPERATING INCOME	-9,490,000	-12,967,750	39,762,000	63,391,000
Taxes (33.0%)	0	0	13,281,200	20,919,000
Net Income After Taxes	-9,490,000	-12,967,750	26,640,500	42,482,000
Exercise Tax Refund		2,000,000	10,000,000	0
Net Income	-9,490,000	-10,967,750	36,964,800	42,472,000	249,835,294
					(Cap @ 17.0%)
Present Discounted Value
(PDV) 20.0%	0.8333	0.6944	0.5787	0.4823	0.4019
Net Present Value
Discounted	-7,908,017	-7,616,006	21,391,530	20,484,246	100,408,805

		$126,760,000

Carbon Green, Inc.

A Start Up Specific Market Valuation

SCHEDULE OF CASH FLOW MODEL
Carbon Green, NA. Four Developed Plants - Scenario 2

Green #2	Year 1	Year 2	Year 3	Year 4	Terminal
4 Plants	2011	2012	2013	2014
No. of Operational Plants	0	1/partial	2	4
Revenue
Gate Fees		187,500	2,250,000	4,500,000
Carbon Sales		840,000	10,080,000	20,160,000
Steel Sales		131,200	1,574,000	3,148,000
Oil Sales		6,375,000	76,500,000	153,000,000
RIM Income		3,187,500	38,250,000	76,500,000
License Fees-Other Sheet		0	0	0
Royalty Fees-Other Sheet		0	0	0
Total Revenue		10,721,250	128,654,000	257,308,000
Plant Operating Costs
Labor		1,350,000	2,700,000	5,400,000
Production Costs		225,000	450,000	900,000
Utilities		500,000	1,000,000	2,000,000
Bio Fuel Oil		12,000,000	72,000,000	144,000,000
Other Plant Expenses		1,000,000	2,000,000	4,000,000
Total Plant Expenses		15,075,000	78,150,000	156,300,000
Administrative Costs
Accounting & Legal	840,000	882,000	1,058,000	1,270,000
Management	2,500,000	2,625,000	3,150,000	3,780,000
Marketing	1,500,000	1,575,000	1,653,000	1,736,000
Advertising & Promotion
Consulting	500,000	525,000	552,000	578,000
Office Rent/Tel/Misc	2,000,000	1,440,000	2,016,000	2,822,000
Wages	500,000	550,000	605,000	665,000
Research & Development	2,000,000	500,000	500,000	500,000
Travel Expenses	450,000	517,000	724,000	1,014,000
Total Administrative Costs	9,490,000	8,614,000	10,258,000	12,365,000
Total Operating Costs	9,490,000	23,689,000	88,408,000	168,665,000
Income Before Taxes	-9,490,000	-12,967,750	40,246,000	88,643,000
Interest Expense	0	0	0	0
NET OPERATING INCOME	-9,490,000	-12,967,750	40,246,000	88,390,800
Taxes (33.0%)	0	0	13,281,200	29,252,200
Net Income After Taxes	-9,490,000	-12,967,750	26,964,800	59,390,800
Exercise Tax Refund		2,000,000	10,000,000	0
Net Income	-9,490,000	-10,967,750	36,964,800	59,390,800	349,357,647
					(Cap @ 17.0%)
Present Discounted Value
(PDV) 20.0%	0.8333	0.6944	0.5787	0.4823	0.4019
Net Present Value
Discounted	-7,908,017	-7,616,006	21,391,530	28,644,183	140,406,838

		$174,918,000

Carbon Green, Inc.

A Start Up Specific Market Valuation

SCHEDULE OF CASH FLOW MODEL
Carbon Green, NA. Five Developed Plants - Scenario 3

Green #3	Year 1	Year 2	Year 3	Year 4	Terminal
5 Plants	2011	2012	2013	2014
No. of Operational Plants	0	1/partial	2	5
Revenue
Gate Fees		187,500	2,250,000	5,625,000
Carbon Sales		840,000	10,080,000	25,200,000
Steel Sales		131,200	1,574,000	3,935,000
Oil Sales		6,375,000	76,500,000	191,250,000
RIM Income		3,187,500	38,500,000	85,625,000
License Fees-Other Sheet		0	0	0
Royalty Fees-Other Sheet		0	0	0
Total Revenue		10,721,250	128,654,000	321,635,000
Plant Operating Costs
Labor		1,350,000	2,700,000	6,750,000
Production Costs		225,000	450,000	1,125,000
Utilities		500,000	1,000,000	2,500,000
Bio Fuel Oil		12,000,000	72,000,000	180,000,000
Other Plant Expenses		1,000,000	2,000,000	5,000,000
Total Plant Expenses		15,075,000	78,150,000	185,375,000
Administrative Costs
Accounting & Legal	840,000	882,000	1,058,000	1,270,000
Management	2,500,000	2,625,000	3,150,000	3,780,000
Marketing	1,500,000	1,575,000	1,653,000	1,736,000
Advertising & Promotion
Consulting	500,000	525,000	552,000	578,000
Office Rent/Tel/Misc	2,000,000	1,440,000	2,016,000	2,822,000
Wages	500,000	990,000	1,089,000	1,197,000
Research & Development	2,000,000	500,000	500,000	500,000
Travel Expenses	450,000	517,000	724,000	1,014,000
Total Administrative Costs	9,490,000	9,054,000	10,742,000	12,897,000
Total Operating Costs	9,490,000	24,129,000	88,892,000	208,272,000
Income Before Taxes	-9,490,000	-13,407,750	39,762,000	113,363,000
Interest Expense	0	0	0	0
NET OPERATING INCOME	-9,490,000	-13,407,750	39,762,000	113,363,000
Taxes (33.0%)	0	-4,424,600	13,121,500	37,409,800
Net Income After Taxes	-9,490,000	-8,983,150	26,640,500	75,953,200
Exercise Tax Refund		2,000,000	10,000,000
Net Income	-9,490,000	-6,983,150	36,640,500	75,953,200	446,783,529
					(Cap @ 17.0%)
Present Discounted Value
(PDV) 20.0%	0.8333	0.6944	0.5787	0.4823	0.4019
Net Present Value
Discounted	-7,908,017	-4,849,099	21,203,857	36,632,228	179,562,300
		$224,641,000

Carbon Green, Inc.

A Start Up Specific Market Valuation

A SPECIFIC MARKET VALUE - INTELLECTUAL PROPERTY (2011)

To calculate and compile a Specific Market Value for a “concept” or “idea” that has not yet been put into full form or type of production (only a pilot plant exists) or marketing, an analyst needs to utilize and rely upon the economic / statistical concepts outlined above, namely a combination or blend of - Sensitivity Analyses, Simulations and Monte Carlo Methods. To be assured of the best possible economic analysis projection model, an analyst should both utilize a conservative set of numbers and vary the outcomes between the most probable set of circumstances.

In the matter at hand, namely seeking to obtain a Specific Market Valuation for a “concept” or “idea” for which there is only a small amount of actual financial / economic documentation, an analyst must first collect the most reliable and available data on the market in which the “concept” or “idea” will be involved, if / when such “concept” or “idea” eventually reaches the stage of reality. By utilizing and combining the collected data on the industry or area wherein the “concept” or “idea” will be involved and blending same with the most reliable economic / financial modeling / projection techniques, a Specific Market Valuation is obtained. The varying results are then placed into a variable “grid” in order to combine or blend the most probable outcomes into a single valuation amount. The results of this variable model simulation analysis reflect themselves in the tables outlined below:

INTELLECTUAL PROPERTY - SENSITIVITY ANALYSIS

Percentage Probability

	Value	Percentage	Value
Scenario 1 -	$126,760,000	0.60%	$76,056,000
[3 Developed Plants]
Scenario 2 -	$174,900,000	0.30%	$52,470,000
[4 Developed Pants]
Scenario 3 -	$224,641,000	0.10%	$22,464,100
[5 Developed Plants]

Total		1.00%	$150,990,100

Discount for "Special"
Political Influences		20.0%	$120,790,000

Carbon Green, Inc.

A Start Up Specific Market Valuation

License Fee [PDV] Income

Hunt Global will receive a Maximum total of $60.0 million in License Fees based upon a license fee of $20.0 million Region outside of North America, namely $20.0 million from the Asia Pacific/Mid-East + Africa Region, $20.0 million from the South American Region, and $20.0 million from the European Region. All plants to be built in these regions do NOT pay any license fees that flow to Hunt Global. Any license fees additional plants might pay, would belong or flow to others, not Hunt Global in whole or part. The table below outlines and summaries the Present Discounted Value (PDV) of the License Fees.

	Income	PDV	PDV
Year	(in US M$)	(@ 8.0%)	Income
2010	0.0	N/A	0.00
2011	20.0	0.9259	18.52
(end of year)
2012	0.0	0.8573	0.00
2013	22.0	0.7938	17.46
2014	2.0	0.7350	1.47

Total			$37.45

Royalty Income Analysis

Hunt Global will receive an ongoing royalty of $20 per ton of waste rubber processed, per plant, they themselves do not own, or in other words operational plants outside of North America. Based upon the fact that a “Standard Carbon Green Plant” produces on a yearly basis 45,000 tons, then, Hunt Global will receive a projected gross of $900,000 per built and on line operating plant, from plants they do not own.

Since the number of operating plant is not known, nor can be projected with certainty, a combination or blend of - Sensitivity Analyses, Simulations and Monte Carlo Methods was utilized herein as was utilized above in regard to the number of plants to be developed and paying an ongoing royalty.

The following four (4) pages reflect the outcome for the valuation of Royalty Income to Hunt Global.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Hunt Royalty Income Analysis

One to Three Plants Paying Royalties

Technology #1	Year 1	Year 2	Year 3	Year 4	Terminal
	2011	2012	2013	2014
Plants Paying Royalties	None	1	2	3
Revenue
Royalty Income		900,000	1,800,000	2,700,000
At $900,000 per NON Hunt Operating Plant
Total Revenue		900,000	1,800,000	2,700,000
Operating Costs
Total Operating Costs		150,000	155,000	160,000
Income before Taxes		750,000	1,645,000	2,540,000
Interest Expense		0	0	0
Net Operating Income		750,000	1,645,000	2,540,000
Taxes (33.0%)		247,500	542,900	838,200

Net Income After Taxes		502,500	1,102,100	1,701,800
Net Income		502,500	1,102,100	1,701,800	10,010,588
Present Discounted Value
(PDV) 20.0%	0.8333	0.6944	0.5787	0.4823	0.4019
Net Present Value
Discounted	0	348,936	637,785	820,778	4,023,255

		$5,830,000

Carbon Green, Inc.

A Start Up Specific Market Valuation

Hunt Royalty Income Analysis

Two to Six Plants Paying Royalties

Technology #2	Year 1	Year 2	Year 3	Year 4	Terminal
	2011	2012	2013	2014
Plants Paying Royalties	None	2	4	6
Revenue
Royalty Income		1,800,000	3,600,000	5,400,000
At $900,000 per NON Hunt Operating Plant
Total Revenue		1,800,000	3,600,000	5,400,000
Operating Costs
Total Operating Costs		150,000	155,000	160,000
Income before Taxes		1,650,000	3,445,000	5,240,000
Interest Expense		0	0	0
Net Operating Income		1,650,000	3,445,000	5,240,000
Taxes (33.0%)		544,500	1,136,900	1,729,200
Net Income After Taxes		1,105,500	2,308,100	3,510,800
Net Income		1,105,500	2,308,100	3,510,800	20,651,765
Present Discounted Value
(PDV) 20.0%	0.8333	0.6944	0.5787	0.4823	0.4019
Net Present Value
Discounted	0	767,659	1,335,697	1,693,259	8,299,944
		$12,100,000

Hunt Royalty Income Analysis

Three to Nine Plants Paying Royalties

Technology #3	Year 1	Year 2	Year 3	Year 4	Terminal
	2011	2012	2013	2014
Plants Paying Royalties	None	3	6	9
Revenue
Royalty Income		2,700,000	5,400,000	8,100,000
At $900,000 per NON Hunt Operating Plant
Total Revenue		2,700,000	5,400,000	8,100,000
Operating Costs
Total Operating Costs		150,000	155,000	160,000
Income before Taxes		2,550,000	5,245,000	7,940,000
Interest Expense		0	0	0
Net Operating Income		2,550,000	5,245,000	7,940,000
Taxes (33.0%)		841,500	1,730,900	2,620,200

Net Income After Taxes		1,708,500	3,514,100	5,319,800
Net Income		1,708,500	3,514,100	5,319,800	31,292,941
Present Discounted Value
(PDV) 20.0%	0.8333	0.6944	0.5787	0.4823	0.4019
Net Present Value
Discounted	0	1,186,382	2,033,610	2,565,740	12,576,633
		$18,360,000

Carbon Green, Inc.

A Start Up Specific Market Valuation

TECHNOLOGY ROYALTY - SENSITIVITY ANALYSIS

PERCENTAGE PROBABILITY

	Value	Percentage	Value

Technology #1	5,830,000	0.40	2,332,000

1 to 3 Plants Paying Royalty

Technology #2	12,100,000	0.40	4,840,000

4 to 6 Plants Paying Royalty

Technology #3	18,360,000	0.20	3,672,000

7 to 9 Plants Paying Royalty

Total		1.00	10,844,000

Discount for “Special” Political Influences		20.0%	$8,675,000

Existing Company “Pilot” Plant in Cyprus

	Year 1	Year 2	Year 3	Year 4	Year 5	Terminal
	2011	2012	2013	2014	2015
Gross Sales	2,146,000	2,146,000	2,146,000	2,146,000	2,146,000
Cost of Goods Sold	775,000	775,000	775,000	775,000	775,000
Operating Expenses 449,000	449,000	449,000	449,000	449,000
Interest Expense	18,000	18,000	17,000	17,000	16,000
TOTAL COSTS	1,242,000	1,242,000	1,241,000	1,241,000	1,240,000
Net Operating
Income	904,000	904,000	905,000	905,000	906,000
Taxes (35.0%)	316,000	316,400	316,750	316,750	317,100
Net Income	587,600	587,500	588,300	588,300	588,900	8,413,000
Present Discounted
Value (PDV) 10.0%	0.909	0.826	0.751	0.683	0.621	0.564

Net Present
Value
Discounted	534,100	485,400	441,800	401,800	365,700	4,744,900

			$6,974,000

Carbon Green, Inc.

A Start Up Specific Market Valuation

Hunt / Carbon Green Final Valuation Analysis

	Value	Percentage	Value
Valuation of Plants to be Built	$120,790,000	1.00	$120,790,000
License Fee [PDV] Income	37,450,000	1.00	37,450,000
Technology Royalty Income	8,675,000	1.00	8,675,000
Existing Plant in Greece	6,974,000	1.00	6,974,000
Total		1.00%	$173,889,000

Discount for "Special" Political Influences		20.0%	$139,110,000

INTELLECTUAL PROPERTY SPECIFIC MARKET VALUATION

March 31, 2011 - SUPPORTING DATA

As some fundamental underlying ingredients / analysis, as well as support for the above Specific Market Valuation of the Carbon Green, NA. as of March 31, 2011of an organization seeking to utilize pyrolysis and sale of associated by products, presently in its semi-initial development phase, the undersigned denotes some important and specific factors:

a) The valuation outlined above is based upon the projected or desired concepts that Carbon Green, Inc. has projected to undertake in recent periods. The organization has agglomerated and utilized significant sums of capital in order to conduct their research and construct a pilot plant in Cyprus, but there are no guarantees for large scale profitable production;

b) The above valuation is further based upon the underlying concept that the intellectual property, presently in the name of Carbon Green, NA. and / or presently under development, will remain an ongoing part of the organization, subject to the data and capital requirements denoted above. No intermediary licensing or intellectual property income is outlined or denoted;

Carbon Green, Inc.

A Start Up Specific Market Valuation

c) The terms “technology” and “property discovery” are extremely broad-based terminologies when applied to a variety of the technology / petroleum / recycling / scientific sectors of the United States. These words can be applied to and utilized in a wide variety of property / technological / scientific and / or economic scenarios;

d) A Specific Market Valuation of Carbon Green, NA. while initially focusing on pyrolysis and the sale of associated petroleum by products and carbon in the United States, could over a period of time, be applied to a wide variety of other ancillary pyrolysis / scientific / recycling / research undertakings. These undertakings were not taken into consideration in the above formulation of the Specific Market Value of the present technology being undertaken and projected by Carbon Green, NA. Any new, additional, or ancillary uses that the output of Carbon Green, NA. might produce, can only further enhance / increase the valuation of their present technological / pyrolysis undertakings and the organization as a whole;

e) As of March 31, 2011 there could be a degree of capital shortage. These factors were NOT taken into consideration in order to determine a valuation as of March 31, 2011 as the organization, in the data presented denoted that they would have ample capital via the raising of additional funds. However, after the valuation date it is projected that from outside sources additional capital, outside the realms of this Specific Market Valuation, will be made available to the Carbon Green, NA. organization, in order to continue to conduct and pursue their “ideas” and “concepts”;

f) The “developers”, the driving forces behind Carbon Green, NA. will remain an integral part of the organization and utilize their prior contributory records, efforts, and success as part of the organization;

g) In as much as the size of the market for pyrolysis and the sale of associated by products as denoted in the files of the undersigned is both substantial and growing in nature, no further analysis or independent feasibility analysis is necessary. These analyses and undertakings have been performed by some of the most sophisticated and well-funded organizations, including the United States Environmental Protection Agency and other Agencies of the Federal Government. If / when, the development minds at Carbon Green, NA. are fully successful in their commercialization of their products and their planned concepts or ideas, there are, unfortunately, enough potentially environmental menacing forces, both inside and from without the United States to create a demand for the intellectual property of Carbon Green, NA. on a sustained basis;

Carbon Green, Inc.

A Start Up Specific Market Valuation

h) From the above research efforts, it is somewhat self-evident that the market for pyrolysis and the sale of associated by products exists in a substantial amount on an ongoing basis. Further, the market price for this type of technology, should evolve over time as it becomes more accepted in the overall stream of environmental protection / technology and scientific success. Hence, the undersigned, based upon his economic education, training and background, found it reliable to project a demand based upon both the overall total size of the United States Environment that requires protection and the growing need for significant safety in a society that is aging based upon the baby boomers living longer and longer in an ever changing society;

i) While the market for other uses of the technological research of Carbon Green, NA. could grow and be utilized in other forms and formats, based upon independent research conducted by the undersigned, the potential synergistic uses of any positive output of Carbon Green, NA. are not presently known. This output, depending upon their final uses and classifications in relation to the initial output of Carbon Green, NA., especially over time, can only further support and enhance the demand for significant use of the pyrolysis process and the sale of associated by products as outlined, herein;

j) The demand and final contractual arrangements for the various pyrolysis processes and the sale of associated by products and creative concepts as being developed by Carbon Green, NA. can often be based upon political considerations as well as economic / financial realities. Inasmuch as political economics is extremely difficult to document, as well as the fact the governing political environment that might oversee the implementation / distribution of any and all technological / environmental / recycling / scientific advances discovered by Carbon Green, NA. can change, any new demands for the techniques as developed by Carbon Green, NA. has not been extensively documented in this valuation. However, based upon the large number of governmental agencies and entities and the size of these governmental agencies (Federal, State and Local), any “supplemental” demand by these agencies and entities, aside from existing demand (environmental, governmental and private), can only enforce and enlarge the demand for any new technology developed by Carbon Green, NA.;

Carbon Green, Inc.

A Start Up Specific Market Valuation

k) Based upon the sustained demand for environmental techniques currently being demanded and utilized in the United States, including and especially pyrolysis and the demand for recycling of tires (in one form or another), royalty payments for successful output that may be produced by the scientific efforts of Carbon Green, NA. are well supported. While royalty payments can vary over the spectrum based upon varying payment / reimbursement schedules, it is most probable, on a conservative basis, that the output of Carbon Green, NA. will receive such payments on an ongoing basis;

l) Also, in many dealings with Agencies and Sub-Agencies of the United States Federal Government, special contractual provisions or agreements are often placed into the documentation. These “special” or “unique” provisions often limit or control the amount of profit a producer or manufacturer can make on items sold to governmental agencies. Such special provisions usually reduce the profit potential for units sold to governmental (especially Federal) agencies / subdivisions. Such finely tuned economic / financial / political considerations are not included by the undersigned in this report;

m) While the potential pyrolysis / technological output of Carbon Green, NA. could clearly be new and technologically innovative “concepts” or “ideas”, most new and creative ideas, regardless of the patent laws of the United States, usually are not maintained as monopolies. In effect, almost all products, including highly technical and innovative scientific / technological techniques, have some level of competition. New and creative ideas, even those that are patented, tend to function in an arena of oligopolies, as opposed to monopolies. Therefore, the undersigned has denoted and gives weight and credence to the fact that the market will most probably contain other pyrolysis / technological / scientific techniques, that will, in certain segments, compete directly or indirectly, in whole or part, with any output generated by Carbon Green, NA. once same is produced and marketed in the overall stream of business and commerce;

Carbon Green, Inc.

A Start Up Specific Market Valuation

n) For a Reader’s Reference, note is made of the fact that the reasons for the implementation of the desired output of Carbon Green, NA. is not limited to corporations / governmental agencies and environmental sectors in the United States. While different nations have different laws / rules and regulations, the matters discussed herein are universal in nature, regardless of nation or continent. Thus, it is reasonable to denote that, in addition to demand for any successful output produced by Carbon Green, NA. in the continental United States, our allies should seek these pyrolysis techniques and any income derived from these sources would be extra to the initial income outlined above, herein;

o) The analysis and valuation herein, are based upon the concept that the scientific / technological output developed by Carbon Green, NA. will, most probably, be submitted for and granted additional patent(s) in whole or part to protect, in whole or part, the intellectual property presently under development and under the control of Carbon Green, NA.;

p) Since patents and intellectual property most normally have a “finite life”, based upon a variety of laws that affect United States patents and property in general, aside from the patent laws, a decrease in the rate of growth over time as others copy or duplicate or emulate the “concepts” or “ideas” could come into being. Under this theory of product maturity, the risks associated with a potential organization that might be formed to produce and market these “concepts” or “ideas” is well supported;

q) In direct reflection on the various discounted cash flow model schedules utilized herein, the undersigned has utilized information and ratios from recent corporate financial data reviewed by the undersigned of data of semi-similar organizations and in filings of these organizations with the Securities and Exchange Commission of the United States (“SEC”). New technologically innovative products, based upon forward thinking, “concepts” or “ideas”, tend to be expensive in regard to their creation and implementation during their initial years. These specific costs are in addition to “sunk costs”, as these costs were expensed in years prior to the direct implementation of the technology being available in the overall stream of business and commerce. While certain costs could decrease over time, partly due to scales of economy, during the initial years of market implementation, they are usually substantial, based upon expensive engineering and technological production factors;

Carbon Green, Inc.

A Start Up Specific Market Valuation

r) In the development of new scientific / pyrolysis procedures, based upon technologically forward thinking “concepts” or “ideas”, significant risks are inherent ingredients. The “concepts” or “ideas” might not fully or properly be initially approved by the various governing agencies or their potential output could run into a variety of legal and legislative roadblocks. Further, any, all or pieces of the “concepts” or “ideas” could become financially unfeasible to be sustained and / or significant levels of competition could surface. As a reflection of these substantial risks, as well as the potential for the output of Carbon Green, NA. not producing all of the desired goals, the undersigned has utilized a high discount rate and a high capitalization rate. These rates reflect a significant amount of risk in relation to a blending or combination of pyrolysis / scientific forward thinking technology, administrative compliance, competition and alternative investment returns; and

s) The rates of return on alternative investments that funds could earn in a wide variety or spectrum of investment opportunities in the overall securities and financial markets on a continued and sustained basis in the United States are outlined by the charts included in the appendix of this report.

Carbon Green, Inc.

A Start Up Specific Market Valuation

RECONCILIATION AND FINAL VALUE ESTIMATES

CARBON GREEN, NA. - A SPECIFIC CORPORATE VALUATION

Corporation in Development Phase

Five (5) separate approaches to value (Comparative Market Approach, Discounted Net Cash Flow, Excess Earnings Approach, Asset Based and Book Value) were potentially utilized in estimating a Specific Market Value (SMV) of the Intellectual Property presently being developed by Carbon Green, NA. and Hunt Global Resources, Inc. The following is a brief summary of each method and the value indication provided by the analysis of each.

SPECIFIC MARKET VALUE
VALUATION APPROACH	($ DOLLARS)

Comparative Market Approach	N/A

Corporate Supporting Alternative Valuation	N/A

Discounted Net Cash Flows - Sensitivity Analysis / Monte Carlo	139,100,000

Excess Earnings Approach	N/A

Asset Based / Book Value	N/A

Final Reconciled Value – March 31, 2011	$139,100,000
Specific Corporate Valuation - Carbon Green, NA.	(ROUNDED)

(United States Dollars)

The final Corporate Valuation amount denoted above is based upon the valuation methods utilized in this valuation report. The factors that are brought to bear in determining the final valuation are – quantity and quality of the individual information available, the experience, judgment and education of the appraiser, Dr. Kenneth Eugene Lehrer and the degree of confidence placed on each valuation technique by the appraiser in regard to the specific “corporate concept” under analysis.

Valuation by:        Dr. Kenneth Eugene Lehrer

        /s/ Dr. Kenneth Eugene Lehrer

                           As of April 29, 2011

Carbon Green, Inc.

A Start Up Specific Market Valuation

A Glossary of Terms

Btu

The term “BTU” stands for British Thermal Unit. It is approximately the amount of energy needed to heat one pound of water one degree Fahrenheit. One Btu is equal to about 1.06 kilojoules. It is used in the power, steam generation, heating and air-conditioning industries.

Carbon Black

It is a virtually pure elemental carbon in the form of colloidal particles that are produced by incomplete combustion or thermal decomposition of gaseous or liquid hydrocarbons under controlled conditions. Its physical appearance is that of a black, finely divided pellet or powder. Its use in tires, rubber and plastic products, printing inks and coatings is related to properties of specific surface area, particle size and structure, conductivity and color. Carbon black is also in the top 50 industrial chemicals manufactured worldwide, based on annual tonnage. Current worldwide production is about 18 billion pounds per year (8.1 million metric tons). Approximately 90.0% of carbon black is used in rubber applications, 9.0% as a pigment, and the remaining 1.0% as an essential ingredient in hundreds of diverse applications.

Carbon Footprint

It is the total set of greenhouse gas (GHG) emissions caused by an organization, event or product. For simplicity of explanation, it is often expressed in terms of the amount of carbon dioxide, or its equivalent of other GHGs, emitted. An individual, nation or organization’s carbon footprint can be measured by undertaking a GHG emissions assessment. Once the size of a carbon footprint is known, a strategy can be devised to reduce it. The mitigation of carbon footprints through the development of alternative projects, such as solar or wind energy or reforestation, represents one way of reducing a carbon footprint and is often known as Carbon offsetting.

CHP Generator

CHP stands for Combined Heat and Power, which is an efficient way to generate electricity and head simultaneously. Fuels (such as gas, coal, oil, biomass and hydrogen, etc.) are burned to release energy, which is then harnessed to serve some useful purpose. The most basic form of the released energy is heat (as in a domestic boiler).

Carbon Green, Inc.

A Start Up Specific Market Valuation

Crumb Rubber

It is a term usually applied to recycled rubber from automotive and truck scrap tires. During the recycling process, steel and fluff is removed, leaving tire rubber with a granular consistency. Continued processing with a granulator and / or cracker mill, possibly with the aid of cryogenics, reduces the size of the particles further. The particles are sized and classified based on various criteria including color (black only or black and white). The granulate is sized by passing through a screen, the size based on dimension. Rubberized asphalt is the largest market for crumb rubber in the United States, consuming an estimated 220 million pound, or approximately 12 million tires annually. Crumb rubber is also used as ground cover under playground equipment, and as a surface material for running tracks and athletic fields.

Cryogenics

It is the study of the production of very low temperature (below -150 degrees Celsius, -238 degrees Fahrenheit or 123 Kelvin) and the behavior of materials at those temperatures. Rather than the familiar temperature scales of Fahrenheit and Celsius, cryogenicists use the Kelvin (and formerly Rankine) scales. A person who studies elements under extremely cold temperature is called a cryogenicist.

Devulcanization

It is the process of cleaving the monosulfidic, disulfides, and plysulfidic crosslink’s (carbon-sulfur or sulfur-sulfur bonds) of vulcanized rubber.

ELT

End-of-life tires.

Green Power

It is electricity generated from renewable, high-efficiency, or low-polluting energy sources, such as wind or solar energy. Currently, the primary source of electricity comes from burning coal – one of the dirtiest fuels for producing electricity.

Carbon Green, Inc.

A Start Up Specific Market Valuation

Gate Fee or Tipping Fee

It is the charge levied upon a given quantity of waste received at a waste processing facility. In the case of a landfill, it is generally levied to offset the coast of opening, maintaining and eventually closing the site. It may also include any landfill tax which is applicable in the region. The gate fee differs from the waste removal fee which is the charge levied on people in areas such as Ireland, where waste collection is not covered as part of local taxes. With waste treatment facilities such as incinerators, mechanical biological treatment facilities or composting plants the fee offsets the operation, maintenance, labor costs, capital costs of the facility along with any profits and final disposal costs of any unusable residues. The fee can be charged per load, per ton, or per item depending on the source and type of waste.

Heavy Fraction

These are the final products retrieved from crude oil during the process of distillation. Also known as end cut.

Homogenous

This is a means of the same or similar nature. It also means having a uniform structure throughout.

Off-Takers

These are the contractual buyers of production.

TDF

Tire derived fuel. Predominately used in the cement industry to fire the kiln in the production of cement.